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TELEDYNE TECHNOLOGIES INCORPORATED

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Teledyne Technologies Incorporated 1049 Camino Dos Rios Thousand Oaks, CA 91360

March 8, 2011

Dear Stockholder:

We are pleased to invite you to attend the 2011 Annual Meeting of Stockholders of Teledyne Technologies Incorporated. The meeting will be held on Wednesday, April 27, 2011, beginning at 9:00 a.m. (Pacific Time), at the Company’s offices at 1049 Camino Dos Rios, Thousand Oaks, California 91360.

This booklet includes the notice of meeting as well as the Company’s Proxy Statement.

Enclosed with this booklet are the following:

•	Proxy or voting instruction card (including instructions for telephone and Internet voting).

•	Proxy or voting instruction card return envelope (postage paid if mailed in the U.S.).

A copy of the Company’s 2010 Annual Report (which contains our 2010 Form 10-K) is also included.

Please read the Proxy Statement and vote your shares as soon as possible. We encourage you to take advantage of voting by telephone or Internet as explained on the enclosed proxy or voting instruction card. Or, you may vote by completing, signing and returning your proxy or voting instruction card in the enclosed postage-paid envelope. It is important that you vote, whether you own a few or many shares and whether or not you plan to attend the meeting.

If you are a stockholder of record and plan to attend the meeting, please mark the “WILL ATTEND” box on your proxy card so that you will be included on our admittance list for the meeting.

Thank you for your investment in our Company. We look forward to seeing you at the 2011 Annual Meeting.

Sincerely,

Robert Mehrabian
Chairman, President and
Chief Executive Officer

TELEDYNE TECHNOLOGIES INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE:	April 27, 2011

TIME:	9:00 a.m. Pacific Time

PLACE:	Teledyne Technologies Incorporated 1049 Camino Dos Rios Thousand Oaks, California 91360

RECORD DATE:	March 1, 2011

AGENDA

1)	Election of a class of three directors for a three-year term;

2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011;

3)	Approval of a non-binding advisory resolution on the Company’s executive compensation (commonly referred to as a “say on pay” resolution);

4)	Non-binding advisory vote on the frequency of future stockholder votes on the Company’s executive compensation; and

5)	Transaction of any other business properly brought before the meeting.

STOCKHOLDER LIST

A list of stockholders entitled to vote will be available during business hours for 10 days prior to the meeting at the Company’s executive offices, 1049 Camino Dos Rios, Thousand Oaks, California 91360, for examination by any stockholder for any legally valid purpose.

ADMISSION TO THE MEETING

Teledyne’s stockholders or their authorized representatives by proxy may attend the meeting. If you are a stockholder of record and you plan to attend the meeting, please mark the “WILL ATTEND” box on your proxy card so that you will be included on our admittance list for the meeting. If your shares are held through an intermediary, such as a broker or a bank, you should present proof of your ownership at the meeting. Proof of ownership could include a proxy from your bank or broker or a copy of your account statement.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting to be held on April 27, 2011: In accordance with rules issued by the Securities and Exchange Commission, you may access our 2010 Annual Report and our Proxy Statement at www.teledyne.com/2011annualmeeting, which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

John T. Kuelbs
Executive Vice President, General Counsel
and Secretary

March 8, 2011

PROXY STATEMENT

DEFINED TERMS

In this Proxy Statement, Teledyne Technologies Incorporated is sometimes referred to as the “Company” or “Teledyne”. References to “ATI” mean Allegheny Technologies Incorporated, formerly known as Allegheny Teledyne Incorporated, the company from which we were spun off on November 29, 1999.

PROXY STATEMENT
FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement, the accompanying proxy card and the Annual Report to Stockholders of Teledyne are being mailed on or about March 18, 2011. The Board of Directors of Teledyne is soliciting your proxy to vote your shares at the 2011 Annual Meeting of Stockholders. The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

VOTING PROCEDURES

Who May Vote

If you were a stockholder at the close of business on March 1, 2011, you may vote at the Annual Meeting. On that day, there were 36,629,072 shares of our common stock outstanding.

Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. Our Board of Directors requests your proxy so that your shares will count toward determination of the presence of a quorum and your shares can be voted at the meeting.

Methods of Voting

All stockholders of record may vote by transmitting their proxy cards by mail. Stockholders of record can also vote by telephone or Internet. Stockholders who hold their shares through a bank or broker can vote by telephone or Internet if their bank or broker offers those options.

•	By Mail. Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

•	By Telephone or Internet. Stockholders of record may vote by using the toll-free number or Internet website address listed on the proxy card. Please see your proxy card for specific instructions.

Revoking Your Proxy

You may change your mind and revoke your proxy at any time before it is voted at the meeting by:

•	sending a written notice to the Secretary for receipt prior to the meeting that you revoke your proxy;

•	transmitting a proxy dated later than your prior proxy either by mail, telephone or Internet; or

•	attending the Annual Meeting and voting in person or by proxy (except for shares held in the employee benefit plan).

Voting By Employee Benefit Plan Participants

Participants who hold common stock in the Teledyne Technologies Incorporated 401(k) Plan may instruct the plan trustee how to vote the shares of common stock allocated to their accounts. You may either (1) sign and return the voting instruction card provided by the plan or (2) transmit your instructions by telephone or Internet. If you do not transmit instructions by 11:59 p.m. (Eastern Time), on April 22, 2011, your shares will not be voted by the plan trustee, except as otherwise required by law.

Voting Shares Held By Brokers, Banks and Other Nominees

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. The inspector of election will also separately count the votes for the options included in the advisory vote on the frequency of say on pay. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” vote for proposals other than the election of directors and the advisory vote on the frequency of future advisory votes on executive compensation. For the election of directors and the advisory vote on the frequency of future advisory votes on executive compensation, abstentions will have no effect. Broker non-votes have no effect and will not be counted towards the vote total for any proposal, including the election of directors, say on pay and frequency of say on pay. Abstentions and broker non-votes will be included in determining the presence of a quorum.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. The only item that is considered routine under the rules of the New York Stock Exchange to be considered at this year’s Annual Meeting is the ratification of the selection of our independent auditors (Item 2). On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes.

Confidential Voting Policy

We maintain a policy of keeping stockholder votes confidential.

BOARD COMPOSITION AND PRACTICES

Information and Meetings

The Board of Directors directs the management of the business and affairs of the Company as provided in our Amended and Restated Bylaws and pursuant to the laws of the State of Delaware. Except for Dr. Robert Mehrabian, our Chairman, President and Chief Executive Officer, the Board is not involved in day-to-day operations. Members of the Board keep informed about our business through discussions with the senior management and other officers and managers of the Company and its subsidiaries, by reviewing information provided to them, and by participating in Board and committee meetings.

We encourage, but do not require, that all our directors attend all meetings of the Board of Directors, all committee meetings on which the directors serve and the annual stockholders meeting. In 2010, the Board of Directors held seven meetings and acted by written consent three times. During 2010, all directors attended at least 75% of the aggregate number of meetings of the Board and Board committees of which they were members. All of the current directors attended the 2010 Annual Meeting of Stockholders.

Number of Directors

The Board of Directors determines the number of directors, which under our Amended and Restated By-laws must consist of not less than four members and not more than 10 members. The Board has currently fixed the number at nine members.

Director Terms

The directors are divided into three classes and the directors in each class serve for a three-year term. The term of one class of directors expires each year at the Annual Meeting of Stockholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced. The Board may also create a new director position in any class and elect a director to hold the newly created position until the term of the class expires.

Directors’ Retirement Policy

On June 1, 2000, we adopted a retirement policy for directors. This policy, as amended, generally requires directors to retire at the Annual Meeting following their 75th birthday. Mr. Cahouet, age 78, is currently serving through the 2011 Annual Meeting under a waiver granted by the Board, which waiver will be extended through the 2014 Annual Meeting if Mr. Cahouet is elected at the 2011 Annual Meeting. This policy also requires a director to offer to tender his or her resignation if such director has a change in professional status. In 2010, two directors notified the Company and the Nominating and Governance Committee of changes in their business affiliations. In June 2010, Mr. Dahlberg notified the Company that he had retired as Chairman of SAIC and in July 2010, Ms. Austin stepped down as President and Chief Executive Officer of Move Networks, Inc. The Nominating and Governance Committee and the Board of Directors determined not to request resignations from either director as a result of changes in their professional status.

Board Structure

The Board of Directors currently consists of nine directors, eight of whom are considered independent under existing rules of the New York Stock Exchange and the Securities and Exchange Commission. The Chairman of the Board, who is also our President and Chief Executive Officer and is not considered an independent director, presides at meetings of stockholders and Board meetings. The Board has formally designated Frank V. Cahouet, one of our independent directors, to serve as the lead director under circumstances when the Chairman, President and Chief Executive Officer is unable to perform the duties of that office. In addition, the Board’s three standing committees consist solely of independent directors.

The Board believes that its current independent Board structure is best for our Company and provides good corporate governance and accountability. The Board does not have a fixed policy regarding the separation of the roles of the Chairman of the Board and the Chief Executive Officer because it believes the Board should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interests of the Company and its stockholders. The Board does not believe its independence is compromised by having a single person serve as Chairman and Chief Executive Officer. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company and the Chairman has no greater or lesser vote on matters considered by the Board. Our non-management directors meet in executive session without management (including the Chief Executive Officer) on a regularly scheduled basis. Committee chairs rotate as presiding director in such sessions.

The Board believes that currently it is in the best interests of the Company and its stockholders to have a single person serve as Chairman and Chief Executive Officer to provide unified leadership and direction and an independent lead director to serve when the Chairman and Chief Executive Officer is unable to perform the duties of that office. However, consistent with good corporate governance principles, the Nominating and Governance Committee will continue to review periodically this issue to determine whether, based on the relevant facts and circumstances at such future times, separation of these offices would serve the best interests of the Company and its stockholders.

CORPORATE GOVERNANCE

Director Independence

In April 2010, our Nominating and Governance Committee assessed, and our Board of Directors determined, the independence of each director in accordance with the then existing rules of the New York Stock Exchange and the Securities and Exchange Commission. In order to comply with such items, our Nominating and Governance Committee considered various relationship categories including: whether the director is an employee, amount of stock ownership and commercial, industrial, banking, consulting, legal, accounting or auditing, charitable and familial relationships, as well as a range of individual circumstances. See “Certain Transactions” at page 57. The Board did consider that certain directors consider themselves to be social friends. As a result, the Nominating and Governance Committee, followed by the Board, determined that each member of our Board of Directors did not have any material relationships with us and was thus independent, with the exception of Dr. Mehrabian, our Chairman, President and Chief Executive Officer. Our management, after reviewing director questionnaires, reported to our Board in February 2011 that information on which the board based its independence assessment in April 2010 has not materially changed. The independent directors by name are: Roxanne S. Austin, Frank V. Cahouet, Charles Crocker, Kenneth C. Dahlberg, Simon M. Lorne, Paul D. Miller, Michael T. Smith and Wesley W. von Schack.

The Nominating and Governance Committee, followed by the Board, also determined that each member of our Personnel and Compensation Committee is an “outside director” within the meaning of Rule 162(m) of the Internal Revenue Code and are “non-management directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

All of the Board’s standing committees consist only of independent directors.

Corporate Governance and Ethics Guidelines

At the time we became a public company in 1999, our Board of Directors adopted many “best practices” in the area of corporate governance, including separate standing committees of the Board for each of audit, nominating and governance and personnel and compensation matters, charters for each of the committees, and corporate ethics and compliance guidelines.

Our ethics and compliance guidelines for employees are contained in the Corporate Objectives and Guidelines for Employee Conduct. These guidelines apply to all our employees, including our principal executive, financial and accounting officers. Our employees receive annual ethics training and questionnaires are distributed annually to various personnel in an effort to confirm compliance with these guidelines. It is our policy not to waive compliance with these guidelines. We also have a specialized code of ethics for financial executives that supplements the employee guidelines. In addition, we have ethics and compliance guidelines for our service providers.

In July 2007, our Board of Directors adopted a code of business conduct and ethics for directors. This code is intended to provide guidance to directors to help them recognize and deal with ethical issues, including conflicts of interest, corporate opportunities, fair dealing, compliance with law and proper use of the company’s assets. It also provides mechanisms to report possible unethical conduct.

Our Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines were initially developed by our Nominating and Governance Committee and are reviewed at least annually by such Committee. These Corporate Governance Guidelines incorporate practices and policies under which our Board has operated since its inception, in addition to many of the requirements of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange. Some of the principal subjects covered by the Corporate Governance Guidelines include:

•	Director qualification standards.

•	Director responsibilities.

•	Director access to management and independent advisors.

•	Director compensation.

•	Director orientation and continuing education.

•	Management succession.

•	Annual performance evaluation of the Board and Committees.

Copies of our Corporate Governance Guidelines, our Corporate Objectives and Guidelines for Employee Conduct, our codes of ethics for directors, financial executives and service providers and our committee charters are available on our website at www.teledyne.com. We intend to post any amendments to these policies, and any waivers of the provisions thereof related to directors or executive officers, on our website. If at any time you would like to receive a paper copy, free-of-charge, please write to John T. Kuelbs, Executive Vice President, General Counsel and Secretary, Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360.

Risk Management Oversight

The risk oversight function of the Board is carried out by both the Board and the Audit Committee. As provided in its charter, the Audit Committee meets periodically with management to discuss the Company’s major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Matters of strategic risk are considered by the Board as a whole. At each meeting, our Chief Business Risk Assurance Officer reports directly to the Audit Committee on the activities of the Company’s internal audit function. Management also reports to the Audit Committee on legal, tax, finance, accounting and pension matters at least quarterly. The Board is provided with reports on legal matters at periodic scheduled meetings and on other matters related to risk oversight on an as needed basis. In addition, the Audit Committee reviews with management the “risk factors” that appear in our Annual Report on Form 10-K prior to its filing.

In 2009 an Enterprise Risk Management Committee, consisting of executive officers and other employees, was created to implement a program designed to identify significant company risks and determine whether we have appropriate risk management policies, practices, and procedures in place. Our Vice President and Treasurer periodically reports to the Audit Committee on the progress and results of this program.

Risks Related to Compensation Policies and Practices

The Company and the Personnel and Compensation Committee have undertaken a process to determine whether the Company’s overall compensation program for employees creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. As part of this process, management prepared a framework of potential risk and evaluated the Company’s compensation policies in the context of this framework. The results of this evaluation were reviewed by and discussed with the Company’s Chairman, President and Chief Executive Officer and the Personnel and Compensation Committee. The Committee also received input on this subject matter from its independent compensation consultants.

We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a balanced mix of long- and short-term compensation incentives, the use of incentive award plans with capped payouts, the use of a diverse mix of performance measures in our incentive award plans and our stock ownership requirements for key officers. In addition, we use our annual business plan as a baseline for our Annual Incentive Plan targets, which the Personnel and Compensation Committee regards as setting an appropriate level of risk taking for the Company. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long-term business transaction in exchange for short-term compensation benefits. In light of these features of our compensation program and these additional controls, our management and our Personnel and Compensation Committee have concluded that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Sarbanes-Oxley Disclosure Committee

In September 2002, we formally constituted the Sarbanes-Oxley Disclosure Committee. Current members include: John T. Kuelbs, Executive Vice President, General Counsel and Secretary; Dale A. Schnittjer, Senior Vice President and Chief Financial Officer; Susan L. Main, Vice President and Controller; Stephen F. Blackwood, Vice President and Treasurer; Ivars R. Blukis, Chief Business Risk Assurance Officer; Robyn E. McGowan, Vice President, Administration and Human Resources and Assistant Secretary; Melanie S. Cibik, Vice President, Associate General Counsel and Assistant Secretary; Brian A. Levan, Director of External Financial Reporting and Assistant Controller; S. Paul Sassalos, Senior Corporate Counsel and Assistant Secretary; Jason VanWees, Vice President, Corporate Development and Investor Relations; and Patrick Neville, Vice President and Chief Information Officer. Among its tasks, the Disclosure Committee discusses and reviews disclosure issues to help us fulfill our disclosure obligations on a timely basis in accordance with SEC rules and regulations and is intended to be used as an additional resource for employees to raise questions regarding accounting, auditing, internal controls and disclosure matters.

Since we became a public company in 1999, we have had a confidential Ethics/Help Line, where questions or concerns about us can be raised confidentially and anonymously. The Ethics/Help line is available to all of our employees, as well as concerned individuals outside the company. The toll-free help line number is 1-877-666-6968.

The receipt of concerns about our accounting, internal controls and auditing matters will be reported to the Audit Committee.

Communications with the Board

Our Corporate Governance Guidelines provide that any interested parties desiring to communicate with our non-management directors, including our lead director, may contact them through our Secretary, John T. Kuelbs, whose address is: Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360.

ITEM 1 ON PROXY CARD — ELECTION OF DIRECTORS

The Board of Directors has nominated for election this year the class of three incumbent directors whose terms expire at the 2011 Annual Meeting. The three-year term of the class of directors nominated and elected this year will expire at the 2014 Annual Meeting. The three individuals who receive the highest number of votes cast will be elected.

If you sign and return your proxy card, the individuals named as proxies in the card will vote your shares for the election of the three named nominees, unless you provide other instructions. You may withhold authority for the proxies to vote your shares on any or all of the nominees by following the instructions on your proxy card. If a nominee becomes unable to serve, the proxies will vote for a Board-designated substitute or the Board may reduce the number of directors. The Board has no reason to believe that any nominee will be unable to serve.

Background information about the nominees and continuing directors follows, including the specific experiences, qualifications, attributes and skills that the Board believes qualifies each of the below named individuals to serve as a director of the Company, in light of the Company’s business and structure.

Nominees — For Terms Expiring at 2014 Annual Meeting (Class III)

Roxanne S. Austin President of Austin Investment Advisors Director since 2006 Age: 50	Roxanne S. Austin is the President of Austin Investment Advisors, a private investment and consulting firm. From July 2009 through July 2010, Ms. Austin was President and Chief Executive Officer of Move Networks, Inc., a provider of Internet television services. From December 2004 through July 2009, she was President of Austin Investment Advisors, a private investment and consulting firm. Ms. Austin served as President and Chief Operating Officer of DIRECTV, Inc. from June 2001 to December 2003. She also served as Executive Vice President of Hughes Electronics Corporation and as a member of its executive committee until December 2003. From 1997 to June 2001, Ms. Austin was the Corporate Senior Vice President and Chief Financial Officer of Hughes Electronics Corporation. Prior thereto, she held various senior financial positions with Hughes Electronics Corporation. Prior to joining Hughes in 1993, Ms. Austin was a partner at the accounting firm Deloitte & Touche. Ms. Austin is also a director of Target Corporation, Abbott Laboratories and Telefonaktiebolaget LM Ericsson. She serves on the Board of Trustees of the California Science Center. Ms. Austin is a member of our Personnel and Compensation Committee and our Nominating and Governance Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Austin should serve as a director: her professional background and experience, current and previously held senior-executive level positions, her service on other public and private company boards, Teledyne board experience, board attendance and participation, and her extensive experience in electronics, communications, aerospace, defense and related industries and specialized expertise in public company accounting and mergers and acquisitions.

Frank V. Cahouet Retired Chairman and Chief Executive Officer of Mellon Financial Corporation Director since 1999 Age: 78	Frank V. Cahouet served as the Chairman, President and Chief Executive Officer of Mellon Financial Corporation, a bank holding company, and Mellon Bank, N.A., prior to his retirement on December 31, 1998. Mr. Cahouet served as a director of Korn/Ferry International, a provider of recruiting services, from 1999 to 2009, and Saint-Gobain Corporation, a manufacturer of glass, ceramics, plastics and cast iron, from 1992 to 2008. Mr. Cahouet is a trustee emeritus of both Carnegie Mellon University and the University of Pittsburgh. He is on the board of regents of Saint Vincent Seminary, a member of the board of trustees for the Historical Society of Western Pennsylvania and a council member of The Pennsylvania Society. He is a director of The World Affairs Council of Pittsburgh and is director emeritus of Extra Mile Education Foundation. In addition, he serves on the Advisory Board of the Little Sisters of the Poor. Mr. Cahouet is Chair of our Audit Committee and a member of our Nominating and Governance Committee. Mr. Cahouet has been designated to serve as our lead director under circumstances when the Chairman, President and Chief Executive Officer is unable to perform the duties of that office.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Cahouet should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards, leadership positions with private foundations, Teledyne board experience, board attendance and participation, and his extensive experience in accounting, finance and banking.

Kenneth C. Dahlberg Retired Chairman of the Board and Former Chief Executive Officer of Science Applications International Corporation (SAIC) Director since 2006 Age: 66	Kenneth C. Dahlberg served as Chief Executive Officer of Science Applications International Corporation (SAIC), a research and engineering firm specializing in information systems and technology, from November 2003 through September 2009. Prior to joining SAIC, Mr. Dahlberg served as executive vice president of General Dynamics where he was responsible for its Information Systems and Technology Group and prior to that served as President and Chief Operating Officer of Raytheon Systems. Mr. Dahlberg served as Chairman of the Board of Directors of SAIC until his retirement in June 2010. Mr. Dahlberg is a member of our Personnel and Compensation Committee and our Audit Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Dahlberg should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public company boards, Teledyne board experience, board attendance and participation, his extensive experience with companies in the defense industry and his background and experience in design engineering, production, system development and services.

The Board of Directors Recommends
a Vote FOR the Election of the Nominees

Continuing Directors — Terms Expire at 2012 Annual Meeting (Class I)

Simon M. Lorne Vice Chairman and Chief Legal Officer of Millennium Management LLC Director since 2004 Age: 64	Simon M. Lorne is the Vice Chairman and Chief Legal Officer of Millennium Management LLC, a hedge fund management company. From March 1999 to March 2004, prior to the time he became a Teledyne Director, Mr. Lorne was a partner with Munger Tolles & Olson, LLP, a law firm whose services Teledyne has used from time to time. Mr. Lorne has also previously served as a Managing Director, with responsibility for Legal Compliance and Internal Audit of Citigroup/Salomon Brothers and as the General Counsel at the Securities and Exchange Commission in Washington, D.C. Mr. Lorne served as a director of Opsware, Inc., a provider of data center automation software, from 2000 to 2007. Since 1999, Mr. Lorne has been co-director of Stanford Law School’s Directors’ College. Mr. Lorne is a member of our Audit Committee and our Nominating and Governance Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Lorne should serve as a director: his professional background and experience, current and previously held senior-executive level positions, senior level experience at a government regulator, his service on other public and private company boards, Teledyne board experience, board attendance and participation, and his expertise in finance, mergers and acquisitions, securities laws and corporate governance.

Paul D. Miller Retired Chairman of Alliant Techsystems, Inc. (ATK) Director since 2001 Age: 69	Paul D. Miller was the Chairman of the Board of ATK (Alliant Techsystems, Inc.), an advanced weapon and space systems company, until April 2005. From January 1999 until October 2004, he had also been Chief Executive Officer of ATK. Prior to retirement from the U.S. Navy in 1994, Admiral Miller served as Commander-in-Chief, U.S. Atlantic Command and NATO Supreme Allied Commander — Atlantic. He is also a director of Donaldson Company, Inc., a NYSE-listed manufacturer of filtration systems. Mr. Miller is a member of our Audit Committee and our Nominating and Governance Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Admiral Miller should serve as a director: his executive, professional and military background and experience, current and previously held senior-executive level positions, his service on other public and private company boards, Teledyne board experience, board attendance and participation, his extensive experience with and leadership positions in the defense community, his knowledge of finance, manufacturing, human resources, corporate governance and audit functions and his extensive understanding of strategic planning, tactical business decision making and risk management.

Wesley W. von Schack Chairman of AEGIS Insurance Company and Retired Chairman, President and Chief Executive Officer of Energy East Corporation Director since 2006 Age: 65	Wesley W. von Schack is Chairman of AEGIS Insurance Company. He served as Chairman, President and Chief Executive Officer of Energy East Corporation, a diversified energy services company, from 1996 until his retirement in September 2009. He currently serves as the lead director and the Chair of the Executive Committee for The Bank of New York Mellon Corporation and serves on the board of Edwards Lifesciences Corporation. Dr. von Schack served as a director of Mellon Financial Corporation from 1989 to 2007. Dr. von Schack serves as trustee emeritus for the Board of Directors of Gettysburg Foundation and is a member of the President’s Council — Peconic Land Trust. Dr. von Schack is a member of our Nominating and Governance Committee and our Personnel and Compensation Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. von Schack should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other private and public company boards, his leadership positions at private foundations, his Teledyne board experience, board attendance and participation, and his extensive experience with companies in the energy and financial services sectors and in regulated industries.

Continuing Directors — Terms Expire at 2013 Annual Meeting (Class II)

Charles Crocker Chairman and Chief Executive Officer, Crocker Capital and Retired Chairman and Chief Executive Officer of BEI Technologies, Inc. Director since 2001 Age: 72	Charles Crocker currently serves as the Chairman and Chief Executive Officer of Crocker Capital, a private investment company. Mr. Crocker was the Chief Executive Officer of the Custom Sensors and Technologies Division of Schneider Electric until January 2006. Mr. Crocker was the Chairman and Chief Executive Officer of BEI Technologies, Inc., a diversified technology company, from March 2000 until October 2005, when it was acquired by Schneider Electric. Mr. Crocker served as Chairman, President and Chief Executive Officer of BEI Electronics from October 1995 to September 1997, at which time he became Chairman, President and Chief Executive Officer of BEI Technologies, Inc. He serves as a director of Franklin Resources, Inc. and its subsidiary, Fiduciary Trust International, and ConMed Healthcare Management, Inc. Mr. Crocker has been Chairman of the Board of Children’s Hospital in San Francisco, Chairman of the Hamlin School’s Board of Trustees and President of the Foundation of the Fine Arts Museums of San Francisco. Mr. Crocker is the Chair of our Personnel and Compensation Committee and a member of our Nominating and Governance Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Crocker should serve as a director: his professional background and experience, current and previously held senior-executive level positions, his service on other public and private company boards, Teledyne board experience, board attendance and participation, and his extensive experience with technology companies serving both the commercial and defense sectors.

Robert Mehrabian Chairman, President and Chief Executive Officer of the Company Director since 1999 Age: 69	Robert Mehrabian is the Chairman, President and Chief Executive Officer of Teledyne Technologies Incorporated. He has been the President and Chief Executive Officer of Teledyne since its formation in 1999. He became Chairman of the Board in December 2000. Prior to the spin-off of the Company by ATI in November 1999, Dr. Mehrabian was the President and Chief Executive Officer of ATI’s Aerospace and Electronics segment since July 1999 and had served ATI in various senior executive capacities since July 1997. Before joining ATI, Dr. Mehrabian served as President of Carnegie Mellon University. He is also a director of PPG Industries, Inc and The Bank of New York Mellon Corporation. On February 8, 2011, Dr. Mehrabian notified The Bank of New York Mellon Corporation that he plans to retire as a director on April 12, 2011.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Mehrabian should serve as a director: his leadership skills acquired while serving as the Company’s Chief Executive Officer and Chairman, previously held senior-executive level positions at public companies and at academic institutions, his service on public company boards, and his extensive knowledge and understanding of the Company’s business, operations, products and services.

Michael T. Smith Retired Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation Director since 2001 Age: 67	Michael T. Smith is the retired Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, holding such positions from October 1997 until May 2001. Mr. Smith is also a director of Ingram Micro Corporation, a technology sales, marketing and logistics company, FLIR Systems, Inc., which produces infrared cameras, thermal imaging software and temperature measurement devices, and WABCO Holdings, Inc., which provides electronic and electromechanical products for the automotive industry. Mr. Smith served as a director of ATK (Alliant Techsystems, Inc.), an advanced weapon and space systems company from 1997 to 2009, and Anteon International Corporation, an information technology and systems engineering solutions company, from 2005 to 2006. Mr. Smith is also the former chairman of the Aerospace Industries Association, an industry trade organization, and is a charter member of the Electronic Industries Foundation Leadership Council. Mr. Smith is the Chair of our Nominating and Governance Committee and is a member of our Audit Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Smith should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards, Teledyne board experience, board attendance and participation, and his extensive experience with companies in the aerospace, defense, engineering, communications and manufacturing sectors.

COMMITTEES OF OUR BOARD OF DIRECTORS

Our Board of Directors has established an Audit Committee, a Nominating and Governance Committee and a Personnel and Compensation Committee. From time to time, our Board of Directors may establish other committees. Each of the Audit Committee, Nominating and Governance Committee and Personnel and Compensation Committee has a written charter that can be accessed on our website at www.teledyne.com.

Audit Committee

The members of the Audit Committee are:

Frank V. Cahouet, Chair
Kenneth C. Dahlberg
Simon M. Lorne
Paul D. Miller
Michael T. Smith

The Audit Committee held seven meetings in 2010.

The primary purpose of the Audit Committee is to assist the Board’s oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and the independence of our independent auditor, and the performance of our internal audit function and independent auditor. As provided in its charter, the Audit Committee is directly responsible for the appointment, retention, compensation, oversight, evaluation and termination of our independent auditor (including resolving disagreements between management and the independent auditor regarding financial reporting). The Audit Committee has been designated as the “qualified legal compliance committee.” In carrying out its responsibilities, the Audit Committee undertakes to do many things, including:

•	Retain and approve the terms of the engagement and fees to be paid to the independent auditor.

•	Evaluate the performance of the independent auditor.

•	Receive written periodic reports from the independent auditor delineating all relationships between the independent auditor and us.

•	Review with the independent auditor any problems or difficulties the independent auditor may have encountered and any management letter provided by the independent auditor and our response to that letter.

•	Review our annual audited financial statements and the report thereon and quarterly unaudited financial statements with the independent auditor and management prior to publication of such statements.

•	Discuss with management the earnings press releases (including the type of information and presentation of information).

•	Review major issues regarding accounting principles and financial statement presentations and judgments made in connection with the preparation of our financial statements.

•	Meet periodically with management to review our financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Review with our General Counsel legal matters that may have a material impact on the financial statements, our compliance policies and any material reports or inquiries received from regulators or governmental agencies.

The charter of the Audit Committee was last amended and restated on December 15, 2009. The Audit Committee charter provides that our senior internal auditing executive reports directly and separately to the Chair of the Audit Committee and the Chief Executive Officer. As required by the charter, our Audit Committee also has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. See “Corporate Governance — Sarbanes-Oxley Disclosure Committee” at page 6.

The Audit Committee meets the size, independence and experience requirements of the New York Stock Exchange, including the enhanced independence requirements for Audit Committee members under Exchange Act Rule 10A-3. The Board of Directors has determined that Frank V. Cahouet is an “audit committee financial expert” within the meaning of the SEC regulations and all of the members are “independent” and “financially literate” under the New York Stock Exchange listing standards. Our Corporate Governance Guidelines provide that no director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Any such determination must be disclosed in the annual Proxy Statement. Besides our Audit Committee, Mr. Smith simultaneously serves on the audit committee of two other public companies and Admiral Miller simultaneously serves on the audit committee of one other public company.

The report of the Audit Committee is included under “Item 2 on Proxy Card — Ratification of Appointment of Independent Registered Public Accounting Firm” at page 19.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are:

Michael T. Smith, Chair
Roxanne S. Austin
Frank V. Cahouet
Charles Crocker
Simon M. Lorne
Paul D. Miller
Wesley W. von Schack

The Nominating and Governance Committee held four meetings in 2010.

The Nominating and Governance Committee undertakes to:

•	Identify individuals qualified to become members of the Board of Directors and to make recommendations to the Board of Directors with respect to candidates for nomination for election at the next annual meeting of stockholders or at such other times when candidates surface or are proposed and, in connection therewith, consider suggestions submitted by our stockholders.

•	Develop and recommend to the Board of Directors corporate governance guidelines.

•	Determine and make recommendations to the Board of Directors with respect to the criteria to be used for selecting new members of the Board of Directors.

•	Oversee the annual process of evaluation of the performance of our Board of Directors and committees.

•	Make recommendations to the Board of Directors concerning the membership of committees of the Board and the chairpersons of the respective committees.

•	Make recommendations to the Board of Directors with respect to the remuneration paid and benefits provided to members of the Board in connection with their service on the Board or on its committees.

•	Administer our formal compensation programs for directors, including the administrative rules relating to non-employee director equity compensation under the 2008 Incentive Award Plan.

•	Make recommendations to the Board of Directors concerning the composition, organization and operations of the Board of Directors and its committees, including the orientation of new members and the flow of information.

•	Evaluate Board and committee tenure policies, as well as policies covering the retirement or resignation of incumbent directors.

•	Evaluate proposals of stockholders intended to be presented at stockholder meetings.

The charter of the Nominating and Governance Committee was last amended and restated on December 21, 2010. The members of the Nominating and Governance Committee are “independent” under the New York Stock Exchange listing standards.

The Nominating and Governance Committee will consider stockholder recommendations for nominees for director. Any stockholders interested in suggesting a nominee should follow the procedures outlined in “Other Information — 2012 Annual Meeting and Stockholder Proposals” at page 59.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating all nominees for directors. The Committee periodically assesses the appropriate size of the Board and whether vacancies on the Board are expected due to retirement, change in professional status or otherwise. Candidates may come to the attention of the Committee through current Board members, members of our management, stockholders and other persons. The Committee to date has not engaged a professional search firm. Candidates are evaluated at meetings of the Committee and may be considered at any point during the year.

As stated in the Corporate Governance Guidelines, nominees for director are to be selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, diversity, ability to make analytical inquiries, understanding of or familiarity with our business, products or markets or similar business, products or markets, and willingness to devote adequate time and effort to Board responsibilities. The Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. Although we do not have a written policy with respect to Board diversity, the Nominating and Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Consequently, when evaluating potential nominees, the Committee considers individual characteristics that may bring diversity to the Board, including gender, race, national origin, age, professional background, unique skill sets and areas of expertise.

Personnel and Compensation Committee

The members of the Personnel and Compensation Committee are:

Charles Crocker, Chair
Roxanne S. Austin
Kenneth C. Dahlberg
Wesley W. von Schack

The Personnel and Compensation Committee held four meetings in 2010.

The Personnel and Compensation Committee’s principal authority and responsibilities include:

•	Making recommendations to the Board of Directors concerning executive management organization matters generally.

•	In the area of compensation and benefits, make recommendations to the Board of Directors concerning employees who are also directors, review and approve the corporate goals and objectives relevant to the chief executive officer and other executive officer compensation, evaluate chief executive officer and other executive officer performance in light of those goals and objectives, and determine and approve all compensation of the chief executive officer and other executive officers based on this evaluation.

•	Periodically, and when appropriate, review and approve the following as they affect the chief executive officer and executive officers: (a) any employment agreements and severance arrangements; (b) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits for the chief executive officer and executive officers and individuals who formerly served as chief executive officer and executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

•	Oversee the Company’s compliance with the requirement under the New York Stock Exchange rules that, with limited exceptions, require shareholder approval for equity compensation plans.

•	Subject to such shareholder approval, or as otherwise required by applicable law, establish, amend and, where appropriate, terminate incentive compensation plans, equity-based plans, benefit plans, and other bonus arrangements for the company; and pursuant to the terms of such plans, as may at the time be in effect, administer such plans and make appropriate interpretations and determinations and take such actions as shall be necessary or desirable thereunder, including approval of awards granted pursuant to such plans and repurchase of securities from terminated employees.

•	Making recommendations to the Board of Directors concerning policy and procedures relating to employee benefits and employee benefit plans, including incentive compensation plans and equity based plans and applicable clawback provisions.

•	Overseeing our formal incentive compensation programs, including equity-based plans.

•	Serving as “Named Fiduciary” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of all “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained by us with respect to both plan administration and control and management of plan assets.

•	Make recommendations to the Board of Directors concerning matters relating to stockholder votes on compensation.

While reviewed annually, the charter of the Personnel and Compensation Committee was last amended and restated on December 21, 2010. The members of the Personnel and Compensation Committee are “independent” under the New York Stock Exchange listing standards.

Our Chief Executive Officer works with the Personnel and Compensation Committee Chair, our Vice President of Administration and Human Resources and the Office of the Corporate Secretary in establishing the agenda for the Committee and makes compensation recommendations for the named executives (other than himself). The Personnel and Compensation Committee’s Chair reports the committee’s recommendations on executive compensation to the Board. The Personnel and Compensation Committee has the authority, under its charter, to obtain advice and assistance from internal or external legal, accounting or other advisors. The Personnel and Compensation Committee has the sole authority and resources to retain and terminate any compensation consultant to be used to assist in the evaluation of the Chief Executive Officer’s or other executive officers’ compensation and has sole authority to approve the consultant’s fees and other retention terms. As discussed below under “Compensation Discussion and Analysis,” the Committee retained Exequity LLP to assist the Committee in fulfilling its responsibilities in 2010. The Personnel and Compensation Committee may delegate its responsibility to control and manage the plan assets of our employee benefit plans. In addition, under the terms of our stock incentive plans, the Personnel and Compensation Committee may delegate its powers and authority under the stock incentive plan as it deems appropriate to a subcommittee and/or designated officers and, as discussed below under “Compensation Discussion and Analysis,” the Personnel and Compensation Committee has made a limited delegation of authority to grant stock options to our Chief Executive Officer pursuant to this authority.

The 2010 Report of the Personnel and Compensation Committee is included under “Executive and Director Compensation” at page 41.

ITEM 2 ON PROXY CARD —
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011. Ernst & Young LLP has served as our independent registered public accounting firm since the November 29, 1999 spin-off. The Audit Committee believes that Ernst & Young LLP is knowledgeable about our operations and accounting practices and is well qualified to act in the capacity of independent registered public accounting firm.

Although the appointment of an independent registered public accounting firm is not required to be approved by the stockholders, the Audit Committee and the Board of Directors believe that stockholders should participate in such selection through ratification. The proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP will be approved by the stockholders if it receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If you sign and return your proxy card, your shares will be voted (unless you indicate to the contrary) to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2011. If you specifically abstain from voting on the proposal, your shares will, in effect, be voted against the proposal. Broker non-votes, if any, are included in determining the presence of a quorum at the Annual Meeting, but will not be counted as being entitled to vote on the proposal and will not affect the outcome of the vote. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the appointment of an independent registered public accounting firm. It is expected that representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Board of Directors Recommends
a Vote FOR Ratification of the Appointment
of Ernst & Young LLP as the
Company’s Independent Registered Public Accounting Firm.

Fees Billed by Independent Registered Public Accounting Firm

The following table sets forth fees billed by Ernst & Young LLP for professional services rendered for 2010 and 2009 (in thousands).

	2010	2009

Audit Fees(1)	$1,392.3	$1,329.8
Sarbanes-Oxley Act Section 404 Fees	609.0	638.6
Statutory audits (United Kingdom subsidiaries)	189.9	161.2

Total Audit Fees	2,191.2	2,129.6

Audit-Related Fees
Employee Benefit Plan Financial Statement Audits	56.2	90.4
Environmental Financial Assurances	12.0	—

Total Audit-Related Fees	68.2	90.4

Tax Fees(2)	105.6	—
All Other Fees(3)	579.8	—

Total	$2,944.8	$2,220.0

Total Audit and Audit-Related Fees	$2,259.4	$2,220.0

(1)	Aggregate fees billed for professional services rendered for the audit of our annual financial statements and for the reviews of financial statements included in our quarterly reports on Form 10-Q and accounting consultations on matters reflected in the financial statements.

(2)	Tax fees related to tax compliance and advisory services for our U.K. subsidiaries and for tax advice on the application for a change in accounting method for tax purposes.

(3)	All other fees related to an internal control and inventory review at a business unit.

Audit Committee Pre-Approval Policies

In October 2002, our Audit Committee adopted guidelines relating to the rendering of services by external auditors. The guidelines require the approval of the Audit Committee prior to retaining any firm to perform any Audit Services. “Audit Services” include the services necessary to audit our consolidated financial statements for a specified fiscal year and the following audit and audit-related services: (a) Statement on Auditing Standards No. 71 quarterly review services; (b) regulatory and employee benefit plan financial statement audits; and (c) compliance and statutory attestation services for our subsidiaries. Subject to limited exceptions, the guidelines further provide that the Audit Committee must pre-approve the engagement of Ernst & Young LLP to provide any services other than Audit Services. The Chair of the Audit Committee may, however, pre-approve the engagement of Ernst & Young LLP for such non-audit services to the extent the fee is reasonably expected to be less than $150,000. If the fee for any non-audit services is reasonably expected to be $250,000 or more, we must seek at least one competing bid from another firm prior to engaging Ernst & Young LLP, unless there are exceptional circumstances or if it relates to the public offering of our securities. The guidelines prohibit us from engaging Ernst & Young LLP to perform any of the following non-audit services or other services that the Public Company Accounting Oversight Board determines by regulation to be prohibited: bookkeeping or other services related to accounting records or financial statements; financial information systems design and implementation; appraisal or valuation services, fairness opinions, or contribution-in-kind reports; actuarial services; internal auditing outsourcing services; management functions or human resources; broker or dealer, investment advisor, or investment banking services; or legal services and expert services unrelated to the audit.

For 2010, all audit and non-audit services rendered by Ernst & Young LLP were pre-approved in accordance with our guidelines.

In making its recommendation to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2012, the Audit Committee considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is included in accordance with the rules and regulations of the Securities and Exchange Commission. It is not incorporated by reference into any of our registration statements under the Securities Act of 1933.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the audited financial statements for the fiscal year ended January 2, 2011 (the “Financial Statements”) of Teledyne Technologies Incorporated and its consolidated subsidiaries (the “Company”).

The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, as amended and restated as of December 15, 2009, which has been adopted by the Board of Directors. The Audit Committee is comprised of five directors. The Company’s Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with the applicable rules of the New York Stock Exchange. The Board of Directors has also determined that at least one director has “financial management expertise” under New York Stock Exchange listing standards and that Frank V. Cahouet is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission regulations.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s Financial Statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee reviewed and discussed the Company’s Financial Statements with management and Ernst & Young, and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU 380) and Rule 2-07 of Regulation S-X, as amended. The Audit Committee has received written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence and has discussed with Ernst & Young its independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Audit Committee may rely without independent verification on the information provided to them and on the representations made by management and Ernst & Young. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Frank V. Cahouet, Chair
Kenneth C. Dahlberg
Simon M. Lorne
Paul D. Miller
Michael T. Smith

February 22, 2011

ITEM 3 ON PROXY CARD —
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to attract and retain high quality executives and to align the interest of management with the interests of stockholders by rewarding both short and long term performance.

Teledyne performed strongly in fiscal year 2010. The year over year increase in net income was 6.4%. Teledyne’s earnings per share in 2010 reached a record of $3.27, representing a year over year increase of 5.5%. Key strategic accomplishments in 2010 included signing agreements to sell our general aviation piston engines businesses and acquire DALSA Corporation, in addition to other acquisitions. We believe that our performance-oriented executive compensation program played an important role in this success.

We urge stockholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narratives which provide detailed information on the compensation of our named executives. The Personnel and Compensation Committee believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

We are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders, is hereby APPROVED.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Personnel and Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The proposal to adopt the advisory resolution set forth above will be approved by the stockholders if it receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If you sign and return your proxy card, your shares will be voted (unless you indicate to the contrary) to approve the advisory resolution. If you specifically abstain from voting on the proposal, your shares will, in effect, be voted against the proposal.

The Board of Directors Recommends
a Vote FOR Approval of the Advisory Resolution
on Executive Compensation.

ITEM 4 ON PROXY CARD —
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every year (annually). We believe that an annual vote allows our stockholders to provide us with regular and comprehensive input on important issues such as our executive compensation programs and practices as disclosed in the Company’s Proxy Statement each year. The Company values and considers shareholder input on corporate governance matters and on our executive compensation program and practices and we look forward to hearing from our stockholders on this proposal.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. The Board will disclose its position on the frequency of future advisory votes on executive compensation as part of our Corporate Governance Guidelines on our website at www.teledyne.com.

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the advisory vote on executive compensation that has been approved by stockholders on an advisory basis. If you sign and return your proxy card, your shares will be voted (unless you indicate to the contrary) to vote in favor of the one year option. If you specifically abstain from voting on the proposal, the abstention will not have an effect on the outcome of the vote.

The Board of Directors Recommends
You Vote to Conduct
Future Advisory Votes on Executive Compensation
Every Year.

OTHER BUSINESS

We know of no business that may be presented for consideration at the meeting other than the four action items indicated in the Notice of Annual Meeting. If other matters are properly presented at the meeting, the persons designated as proxies in your proxy card may vote at their discretion.

Following adjournment of the formal business meeting, Dr. Robert Mehrabian, Chairman, President and Chief Executive Officer, will address the meeting and will hold a general discussion period during which the stockholders will have an opportunity to ask questions about our company and businesses.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership (and changes in stock ownership) by our directors and statutory insiders. To the best of our knowledge, all of the filings for our directors and statutory insiders were made on a timely basis in 2010, except that all of the named executives filed a Form 4 reporting the issuance of shares under the second installment of the 2006-2008 cycle of the Performance Share Plan one day late due to a delay by the Company in calculating the amount of the awards. The following Performance Share Plan installment payment awards were reported on February 4, 2010 and were required to have been reported by February 3, 2010: Dr. Mehrabian: 10,441 shares; Mr. Kuelbs, 4,588 shares; Mr. Schnittjer: 4,227 shares; Mr. Pichelli: 2,673 shares and Mr. Geveden: 1,409 shares.

Five Percent Owners of Common Stock

The following table sets forth the number of shares of our common stock owned beneficially by each person known to us to own beneficially more than five percent of our outstanding common stock. As of February 18, 2011, we had received notice that the individuals and entities listed in the following table are beneficial owners of five percent or more of our common stock. In general, “beneficial ownership” includes those shares that a person has the power to vote or transfer, and options to acquire common stock that are exercisable currently or within 60 days. As of February 18, 2011, we had 36,629,072 shares outstanding.

	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Class

BlackRock, Inc.(1)	2,875,789	7.85%
40 East 52nd Street, New York, NY 10022
Wellington Management Company LLP(2)	2,511,871	6.86%
75 State Street Boston, MA 02109
FMR LLC(3)	2,425,370	6.62%
82 Devonshire Street Boston, MA 02109
Singleton Group LLC(4)	1,999,900	5.46%
335 North Maple Drive, Suite 177 Beverly Hills, CA 90210

1.	Based on a Schedule 13G filed by BlackRock, Inc. on February 8, 2011.

2.	Wellington Management Company LLP filed an amendment to its Schedule 13G on February 14, 2011, reporting that in its capacity as investment adviser, it may be deemed to beneficially own and have shared dispositive power with respect to 2,511,871 shares which are held of record by clients of Wellington Management, and that it has shared voting power with respect to 1,761,082 shares.

3.	FMR LLC, filed an amendment to its Schedule 13G on February 14, 2011, reporting that it has sole voting power with respect to 36,680 shares and beneficially owns and has sole dispositive power with respect to 2,425,370 shares.

4.	Singleton Group LLC, jointly with William W. Singleton, Christina Singleton Mednick and Donald E. Rugg, filed a Schedule 13G on July 31, 2007. Mr. Singleton, Ms. Mednick and Mr. Rugg reported that they share voting and dispositive power with respect to 1,999,900 shares in their capacities as managers of Singleton Group LLC. Mr. Rugg reported that he owned an additional 45 shares of common stock directly, with respect to which he has sole voting and dispositive power.

Stock Ownership of Management

The following table shows the number of shares of common stock reported to us as beneficially owned by (i) each of our directors and each executive officer named in the executive compensation tables and (ii) all of our directors and Section 16 statutory officers as a group, in each case based upon the beneficial ownership of such persons of common stock as reported to us as of February 18, 2011, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. Certain shares beneficially owned by our officers and directors may be held in accounts with third party brokerage firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such brokerage firm’s policies.

	Number of		Percent of
Beneficial Owner	Shares		Class

Robert Mehrabian	326,298	(1)	*
John T. Kuelbs	336,254	(2)	*
Dale A. Schnittjer	153,702	(3)	*
Aldo Pichelli	113,719	(4)	*
Rex D. Geveden	20,458	(5)	*
Roxanne S. Austin	17,439	(6)	*
Frank V. Cahouet	127,581	(7)	*
Charles Crocker	55,671	(8)	*
Kenneth C. Dahlberg	30,042	(9)	*
Simon M. Lorne	54,928	(10)	*
Paul D. Miller	60,790	(11)	*
Michael T. Smith	69,743	(12)	*
Wesley W. von Schack	24,253	(13)	*
All directors and executives as a group (14 persons)	1,457,524	(14)	3.89%

*	Less than one percent.

1.	The amount includes 107,291 shares held by The Mehrabian Living Trust, of which Dr. Mehrabian and his wife are trustees. The amount also includes 18,144 shares of unvested restricted stock subject to forfeiture and 169,967 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011.

2.	The amount includes 62,974 shares held jointly through the John T. Kuelbs and J. Michele Kuelbs trust, of which Mr. Kuelbs and his wife are trustees. The amount also includes 9,287 shares of unvested restricted stock subject to forfeiture and 155,830 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011. Includes 9,989 shares held in Teledyne’s 401(k) plan and 2,356 shares acquired under Teledyne’s Employee Stock Purchase Plan based on information received as of February 1, 2011. Also includes 15,600 shares held by Mr. Kuelbs’ wife, beneficial ownership of which is disclaimed.

3.	The amount includes 47,943 shares held by the Schnittjer 2002 Trust, of which Mr. Schnittjer and his wife are trustees. The amount also includes 8,315 shares of unvested restricted stock subject to forfeiture and 92,950 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011. Also includes 2,810 shares acquired under Teledyne’s Employee Stock Purchase Plan based on information received as of February 1, 2011.

4.	The amount includes 33,184 shares held by the Pichelli Living Trust, of which Mr. Pichelli and his wife are trustees. The amount also includes 8,099 shares of unvested restricted stock subject to forfeiture and 66,875 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011.

Also includes 884 shares held in Teledyne’s 401(k) plan and 409 shares acquired under Teledyne’s Employee Stock Purchase Plan based on information received as of February 1, 2011.

5.	The amount includes 6,868 shares of unvested restricted stock subject to forfeiture and 7,107 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011. Also includes 495 shares acquired under Teledyne’s Employee Stock Purchase Plan and 372 shares held in Teledyne’s 401(k) plan based on information received as of February 1, 2011.

6.	The amount includes 2,000 shares held by the Thomas and Roxanne Austin Trust and 14,000 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011.

7.	This amount includes 25,763 shares held by a revocable trust, of which Mellon Bank, N.A. is trustee. The amount also includes 97,019 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011.

8.	The amount includes 44,488 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011.

9.	The amount includes 25,752 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011.

10.	The amount includes 51,928 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011.

11.	The amount includes 57,014 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011.

12.	The amount includes 62,680 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011. The amount also includes 200 shares owned by Mr. Smith’s wife, beneficial ownership of which is disclaimed.

13.	The amount includes 15,390 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011.

14.	This amount includes an aggregate of 56,598 shares of unvested restricted stock subject to forfeiture and an aggregate of 833,190 shares of our common stock underlying stock options exercisable within 60 days of February 18, 2011. This amount includes shares to which beneficial ownership is disclaimed as follows: 200 shares owned by Mr. Smith’s wife and 15,600 shares owned by Mr. Kuelbs’ wife. See also footnotes 1, 2, 3, 4, 6 and 7 for the number of shares held jointly and in trusts.

Phantom Shares.  Under the Teledyne Technologies Incorporated Non-Employee Director Stock Compensation Plan, non-employee directors may elect to defer payment of up to 75% of their annual retainer fees and committee chair fees and 100% of their meeting fees under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan. Under the Deferred Compensation Plan, non-employee directors may elect to have their deferred monies treated as though they are invested in our common stock (called the “Teledyne Common Stock Phantom Fund”). Deferrals to the Teledyne Common Stock Phantom Fund mirror actual purchases of stock, but no actual stock is issued. There are no voting or other stockholder rights associated with the fund. As of February 18, 2011, the following directors had the following number of phantom shares of common stock under the Deferred Compensation Plan: Charles Crocker — 451 phantom shares; Frank V. Cahouet — 7,128 phantom shares; Simon Lorne — 1,049 phantom shares; Paul D. Miller — 3,607 phantom shares; and Michael T. Smith — 781 phantom shares.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary and 2010 Overview

Our objective with respect to executive compensation is to attract and retain executives of the highest quality and to align the interest of management with the interests of stockholders by rewarding both short and long term performance. The key components of our executive compensation program are reviewed annually for appropriateness and have remained substantially the same for many years. These components include a balanced mix of short- and long-term compensation and cash and equity compensation.

Our executive compensation program is performance-oriented and based on a mix of multiple metrics and financial targets. Short term cash compensation consists of competitive base salaries and the Annual Incentive Plan (AIP). The AIP is our annual performance-based bonus program containing between four and seven separate performance measures depending on the executive. Longer term compensation consists of stock options, restricted stock awards and a performance share program (PSP). Stock options are principally time-based incentives that are intended to reward executives for increases in shareholder value and which vest in three annual installments. Restricted stock awards are both time and performance based incentives, with vesting subject to a three year restricted period and with the amount of shares retained subject to the performance of Teledyne’s stock price relative to the Russell 2000 Index over the three year period. Our PSP consists of both cash and equity compensation and is both time and performance based. The PSP has a three year performance cycle that is based on the achievement of three separate pre-established financial goals. Payments under the PSP are made in three annual installments following the completion of the performance cycle.

Compensation for senior executives at Teledyne is determined by the Personnel and Compensation Committee. The Personnel and Compensation Committee sets target amounts for overall compensation and specific compensation components and determines the mix of short- and long-term compensation in part by benchmarking Teledyne’s pay against the compensation at peer group companies. The Personnel and Compensation Committee receives advice and assistance in setting compensation from an independent compensation consultant.

We believe that our pay practices are responsive to and reflect the overall financial health of the Company. For example, during the global financial crisis in 2009, Teledyne instituted a pay freeze for all employees, including named executives, and, unlike many other companies, did not issue stock options even as its stock price and global equity markets reached multi-year lows. In 2010, Teledyne’s financial performance and position improved significantly, in part due to the cost reductions and other actions taken by management in 2009, and we consequently restored the stock option component of executive compensation and resumed merit increases to base compensation. As a result, total compensation for named executives in 2010 increased over total compensation in 2009.

Teledyne’s net income for 2010 was $120.5 million, representing a year over year increase of 6.4%. Earnings per share in 2010 was a record $3.27, representing a year over year increase of 5.5%. During the five years ending in fiscal 2010, Teledyne’s earnings per share have grown year over year at a compounded annual growth rate of 9.7%.

In 2010 Teledyne also entered into agreements to sell its general aviation piston engines businesses and to acquire DALSA Corporation. Both of these transactions are significant strategic developments that, once completed, will transform Teledyne into an electronics, instrumentation, digital imaging and engineering focused company. The acquisition of DALSA Corporation was completed in February 2011.

The graph below shows Teledyne’s cumulative total stockholder return (i.e. price change plus reinvestment of dividends) on our common stock for the five fiscal years ending January 2, 2011, as compared to the Standard & Poors 500 Composite Index, the Russell 2000 Index and the Dow Jones World Aerospace &

Defense Index. The graph assumes $100 was invested on December 30, 2005. In accordance with the rules of the Securities and Exchange Commission, this presentation is not incorporated by reference into any of our registration statements under the Securities Act of 1933.

	01/01/06	12/31/06	12/30/07	12/28/08	01/03/10	01/02/11
Teledyne Technologies	100	138	184	140	132	151
Dow Jones World Aerospace & Defense	100	124	151	87	116	130
Russell 2000	100	118	117	74	98	124
S&P 500 Composite	100	116	123	74	97	112

As a result of this strong financial performance in 2010, the successful execution of Teledyne’s strategy in 2010 and the achievement by individual executives of their personal goals, AIP awards for 2010 for named executive officers exceeded the target percentage by an average of 55.6%. Dr. Robert Mehrabian, Teledyne’s Chairman, President and Chief Executive Officer, received an AIP award of $1,765,100, which exceeded his target amount by 105% and which included an upward discretionary adjustment by the Personnel and Compensation Committee of 20%. The Personnel and Compensation Committee determined that the discretionary adjustment was warranted in the case of Dr. Mehrabian due to his role in leading the Company to record fourth quarter and full year earnings and his substantial personal commitment to securing the agreement to acquire DALSA Corporation and the agreement to sell Teledyne’s general aviation piston engines businesses.

Named executives received merit increases in base salary of 2.5%, effective September 1, 2010. The merit increases were based on benchmarking against peer companies, individual performance and a recognition that no merit increases were made in 2009 due to cost saving measures undertaken in response to the global economic recession. Stock options and restricted stock awards were also made in 2010, in amounts largely consistent with prior year awards when such awards were made. No PSP awards were made in 2010 since the last award made in 2009 covers a performance cycle that ends in 2011.

During the three year period ending December 31, 2010, Teledyne’s stock price growth was 81.1% of the growth in the Russell 2000 Index for the same period. As a result, in January 2011, participants in Teledyne’s restricted stock program forfeited 18.9% of their 2008 restricted stock award, which had a three year performance period ending December 31, 2010.

The Personnel and Compensation Committee periodically reviews its compensation policies and practices in light of best practices. In 2010, the Personnel and Compensation Committee, with the assistance of its compensation consultants, undertook such a review of our executive change in control severance agreements and identified a number of areas where Teledyne’s agreements deviated from current best practices, including automatic single trigger vesting of stock options, excise tax gross-ups for “excess parachute” payments and the formula used to calculate severance payments. The Committee asked each of our senior executives to voluntarily agree to modify their current agreements so that they conform to prevailing practices. Of our named executives, Dr. Mehrabian, Aldo Pichelli and Rex D. Geveden each agreed to such an amendment. The amendments are discussed in more detail on pages 36-37.

Teledyne seeks to develop pay programs that are reflective of good corporate governance. Among other things:

•	we do not guarantee bonuses or, outside of certain new hires, equity or option grants;

•	base salaries and other components of compensation are decided within the context of a peer group approved by the Personnel and Compensation Committee, which consists entirely of independent directors;

•	we typically target total compensation for executive officers to be between the 50th and 75th percentile of our peer group;

•	performance incentive awards are capped and there may be no payout if minimum performance goals are not achieved;

•	executive perks that are generally not available to other employees are minimal — and in the case of our Chief Executive Officer limited to a car allowance (we discontinued making club memberships available to all executive officers in 2007);

•	we have never re-priced stock options;

•	the only named executive that has an employment agreement is our Chairman, President and Chief Executive Officer, and that agreement can be terminated by Teledyne on twelve months notice; and

•	we implemented stock ownership guidelines for key executive officers and directors in 2008.

Teledyne does not have in place formal policies related to the “clawback” of incentive compensation in the event of financial restatements and similar events, but the Personnel and Compensation Committee has discussed adopting such a policy and intends to do so once the Securities and Exchange Commission adopts final rules implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act related to the recovery of erroneously awarded compensation.

Personnel and Compensation Committee

The Personnel and Compensation Committee reviews and administers the compensation for the Chief Executive Officer and other members of senior management, including the named executive officers listed on the Summary Compensation Table beginning on page 41 of this Proxy Statement. In the case of the Chief Executive Officer, the compensation determination made by the Committee is reviewed by the entire Board. The Committee is composed exclusively of non-employee, independent directors. The Committee retained compensation consultants Exequity LLP to assist the Committee in fulfilling its responsibilities in 2010. The services that Exequity LLP performed for Teledyne were related to executive compensation and were primarily in support of decision-making by the Committee. No other services were provided by Exequity LLP for the Company. The Committee has also considered publicly available market and other data on executive compensation matters.

The Personnel and Compensation Committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.teledyne.com. Among other duties, the charter states that the Committee shall review and approve the corporate goals and objectives relevant to the chief executive officer and other executive officer compensation, evaluate chief executive officer and other executive officer performance in light of those goals and objectives, and determine and approve all compensation of the chief executive officer and other executive officers based on this evaluation. In determining the long-term incentive component of Chief Executive Officer compensation, the Committee considers corporate performance and shareholder return relative to the Russell 2000 Index, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Chief Executive Officer in past years. The charter also states that the Committee will review and approve any employment agreements and severance arrangements, any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits, and any special or supplemental compensation and benefits for the chief executive officer and executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

Our Chief Executive Officer works with the Personnel and Compensation Committee Chair, our Vice President of Administration and Human Resources and the Office of the Corporate Secretary in establishing the agenda for the Committee and makes compensation recommendations for the named executives (other than himself).

Peer Group Comparisons

Our peer group that we use for comparative purposes is intended to be representative of companies of similar size to us in the industries in which we compete, specifically instrumentation, digital imaging, aerospace and defense electronics and systems engineering. Such peer group is not used for the purposes of the performance graph included in the “Executive Summary and 2010 Overview” section above and in our Annual Report. In order to provide industry specific data for those jobs not matched to positions in the peer group, data from other published survey sources was used as additional reference.

Our peer group for 2010 compensation purposes was comprised of the following companies:

Ametek Inc. CACI International, Inc. Crane Co. Curtiss-Wright Corporation Esterline Technologies Corporation Flir Systems, Inc.	ManTech International Corp. MOOG, Inc. Orbital Sciences Corporation PerkinElmer, Inc. Roper Industries Inc. Teradyne Inc.

This is the same peer group used in 2009 with the exception that one peer group company was removed because it was acquired in 2009. Our peer group contains companies with average and median annual revenues of $1.0 billion and $3.0 billion, respectively, and average and median market capitalizations of $900 million and $5.4 billion, respectively. At the time of comparison, Teledyne had annual revenues of approximately $1.8 billion and a market capitalization of $1.5 billion. The Committee generally sets compensation at levels above the median for our peer group in recognition that we compete with much larger companies for executive-level talent. The Committee also reviews data collected from a broader industry peer group consisting of over 50 companies in order to understand what an executive with comparable responsibility to a company executive would earn in the broader industry. The companies in the general industry group have median revenues of $1.7 billion.

Determining the Amount and Mix of Compensation

In determining both the amount and mix of compensation, the Committee, with assistance from Exequity, compared each named executive’s pay to various market data points for that named executive’s position and set compensation levels for salary, bonus and long-term compensation at levels that fall between the 50th percentile and 75th percentile of our peer group for each position. For 2010, targeted total compensation generally approximated the 50th percentile for peer group companies.

Our compensation program is designed to balance our need to provide our executives with incentives to achieve our short-and long-term performance goals with the need to pay competitive base salaries. The Personnel and Compensation Committee will consider the amount of prior salary increases, stock option grants and restricted stock grants as a factor in determining compensation for the current period. The following allocation of compensation between 2009 base salary, 2009 bonus and estimated long-term compensation for our named executives was presented to and reviewed by the Personnel and Compensation Committee at the time that it approved 2010 compensation for named executives:

	Robert	Dale A.
	Mehrabian	Schnittjer	John T. Kuelbs	Aldo Pichelli	Rex Geveden

Base salary	27%	31%	32%	35%	38%
Estimated target bonus	32%	28%	26%	22%	23%
Estimated long-term compensation	40%	42%	42%	43%	40%

There is no pre-established policy for allocating between either cash and non-cash or short-term or long-term compensation, however, as the pay mix data shows, the majority of executive compensation can only be realized if performance goals are achieved and bonus and long term compensation could be zero if minimum performance goals are not achieved. As discussed below, stock-based compensation in the form of stock options, restricted stock awards and performance share program awards represent a significant part of each named executive’s total compensation, and, as a result, the amount of stock-based compensation that a named executive receives compared to cash compensation is largely a factor of a named executive’s long-term compensation relative to total compensation.

Base Salary.  Base salary for all management positions generally will be targeted at the unit’s industry/market median for comparable positions unless there are sound reasons, such as competitive factors for a particular executive’s skill set, for varying significantly from industry medians. The Personnel and Compensation Committee’s judgment will always be the guiding factor in base salary determinations, as well as any other compensation issue. The Committee believes that no system should be so rigid that it prevents the use of judgment. The principal factors considered in decisions to adjust base salary are changes in compensation in our general industry and at our peer companies, our recent and projected financial performance and individual performance measured against pre-established goals and objectives.

Aggregate base salaries for our named executives increased by 2.5% year over year in 2010. Base salaries are reviewed by the Committee in July of each year and take effect on September 1 of each year. Base salaries are also reviewed at the time of a promotion or other changes in responsibilities.

Short-Term Incentives.  AIP awards are cash bonuses based on the achievement of pre-defined performance measures, with up to 200% of the target award paid in the case of significant over-achievement. The majority of the awards are based on our achievement of financial performance goals, with a smaller portion tied to the achievement of pre-established individual goals.

The AIP award is expressed as a percentage of the participant’s base salary earned during the plan year. The following schedule shows the award guidelines for the 2010 awards for named executives as a percentage of 2010 base salary:

	AIP Award as a
	Percent of Salary
Participants	Target	Maximum	Actual

Robert Mehrabian	100%	200%	205%
Dale A. Schnittjer	60%	120%	115%
John T. Kuelbs	60%	120%	119%
Aldo Pichelli	60%	120%	92%
Rex D. Geveden	60%	120%	87%

The target and maximum percentages were the same as in 2009. The maximum level does not take into effect discretionary adjustments that may be made by our Personnel and Compensation Committee.

The AIP award is tied to the achievement of predetermined levels of operating profit, revenue, accounts receivable and inventory as a percentage of revenue (ARIS) and the achievement of specific individual performance goals. We chose operating profit, revenue and ARIS as the components of the award because we believe these measures are key objective indicators of our year-over-year financial performance. The AIP components are weighted as follows for corporate executives and business segment presidents:

Corporate Officers		Segment Presidents:
Award Component	Weighting	Award Component	Weighting

Operating Profit	40%	Total Company Operating Profit	10%
Revenue	25%	Operating Profit at Business Segment	30%
ARIS	15%	Total Company Revenue	5%
Individual Performance Objectives	20%	Revenue at Business Segment	20%

Total	100%	ARIS (Total Company)	5%
		ARIS (Business Segment)	10%
		Individual Performance Objectives	20%

		Total	100%

The above referenced percentages are then adjusted to reflect the extent to which actual performance is greater or less than the target. This is done by multiplying the component percentage by factor ranging from 0 to 2 in the manner set forth below:

Operating Profit	If actual performance equals or exceeds 120% of the target the component is weighted by multiplying the percentage by 2 (200%). If actual performance is less than 75% of target, the component is given a weighting of 0%. To the extent actual performance falls between 75% and 120% of target, the multiplying factor is adjusted proportionally.
Revenue	If actual performance equals or exceeds 120% of the target the component is weighted by multiplying the percentage by 2 (200%). If actual performance is less than 67% of target, the component is given a weighting of 0%. To the extent actual performance falls between 67% and 120% of target, the multiplying factor is adjusted proportionally.
ARIS	If actual performance is equal to or greater than 105% of the target the component is weighted by multiplying the percentage by 2 (200%). If actual performance is equal to or less than 95% of target, the component is given a weighting of 0%. To the extent actual performance falls between 95% and 105%, the multiplying factor is adjusted proportionally.
Individual Performance Objectives	Weighted proportionally on a scale of 0% to 200%.

The sum of the components, after being weighted for performance, is then multiplied by the executive’s target AIP award as a percent of base annual salary to arrive at the executive’s performance adjusted AIP percentage. To this amount the Personnel and Compensation Committee may make an upward or downward discretionary adjustments of up to 20%, provided the aggregate of all upward discretionary adjustments may not exceed 5% of the total amount of the total AIP bonus. If operating profit is below 75%, no AIP award will be earned.

The table below shows operating profit, revenue and ARIS in 2010 as a percentage of the 2010 business plan by relevant business segment:

	Operating Profit as a
	Percentage of 2010	Revenue as a Percentage	ARIS as a Percentage of
	Business Plan	of 2010 Business Plan	2010 Business Plan

Teledyne (corporate)	118%	103.4%	103.5%
Electronics and Communications Segment	102%	102%	99.3%
Engineered Systems Segment	94.6%	95.1%	118.5%
Energy and Power Systems Segment	83.8%	107%	141.3%

For purposes of determining operating profit and revenue for the AIP, we exclude the results from acquisitions made in the current (2010) fiscal year as well as certain one-time events, including acquisition expenses, and we make adjustments for intercompany sales and tax credit transactions. For 2010, Mr. Pichelli was President of Teledyne’s Electronics and Communications segment and Mr. Geveden was President of Teledyne’s Engineered Systems segment and Energy and Power Systems segment. Effective January 2, 2011, Teledyne reclassified its business segments; however, the segment portion of the AIP Awards for 2010 for Mr. Pichelli and Mr. Geveden were determined based on the performance of the former segments set forth above without regard to such reclassification.

The following is an illustration of the AIP award calculation using the example of a hypothetical corporate executive with a salary of $300,000 and a target AIP award of 60%, using actual corporate performance results for 2010:

	Performance	Actual	Weighting of	Adjusted
	Goal as % of	Performance as a	Performance	Performance Goal as
Performance Goal	AIP Award	% of Target	Goal (multiplier)	a % of AIP Award

Operating Profit	40%	118%	190%	76% [40%*1.90]
Revenue	25%	103.4%	117%	29.3% [25%*1.17]
ARIS	15%	103.5%	170%	25.5% [15%*1.70]
Individual Objectives	20%	100%	100%	20% [20%*1.0]
Performance Weighing of AIP Award				150.8%

Assuming no discretionary adjustment by the Personnel and Compensation Committee, the hypothetical executive’s performance adjusted AIP award would be 90.5% of salary (60% *1.508), or $271,500.

Individual performance objectives typically consist of five or six goals for each named executive that are weighted in terms of importance. Some of the goals are corporate-level goals shared by all named executives and some goals are specific to individual executives. The goals are qualitative and quantitative in nature. Corporate-level goals included continued implementation of our three-year strategic plan and achieving specific revenue and earnings per share targets higher than targets set forth in our strategic plan. Individual-specific goals included achieving specified cost reductions and free cash flow targets, ensuring effective internal control procedures, succession planning, and successfully managing litigation and disputes. In 2010, no single individual performance goal for any named executive was tied to more than 5% of a named executive’s actual bonus.

The Committee determined that Dr. Mehrabian achieved 200% of his individual performance objectives, Mr. Schnittjer achieved 170% of his individual performance objectives, Mr. Kuelbs achieved 145% of his individual performance objectives, Mr. Pichelli achieved 155% of his individual performance objectives and Mr. Geveden achieved 95% of his individual performance objectives.

In determining the actual 2010 Annual Incentive Plan awards, the Personnel and Compensation Committee exercised its authority to make upward discretionary adjustments in the case of some of the named executive officers. Dr. Mehrabian earned an AIP award equal to 171% of his base salary, to which was applied a 20% upward discretionary adjustment. The Personnel and Compensation Committee determined an upward discretionary adjustment was appropriate due to Dr. Mehrabian’s role in leading the Company to record fourth quarter and full year earnings and his substantial personal commitment to securing the agreement to acquire DALSA Corporation and the agreement to sell Teledyne’s general aviation piston engines businesses.

For the other named executives, the Personnel and Compensation Committee considered the recommendations of our Chairman and Chief Executive Officer in making upward discretionary adjustments to their AIP awards. Mr. Schnittjer earned an AIP award equal to 99% of his base salary, to which was applied a 20% upward discretionary adjustment. Mr. Schnittjer was recommended for an upward discretionary adjustment based on his leadership in the Company’s senior note financing and his role in the successful negotiation of an agreement to sell the Company’s general aviation piston engines businesses. Mr. Kuelbs earned an AIP award equal to 96% of his base salary, to which was applied a 20% upward discretionary adjustment. Mr. Kuelbs was recommended for an upward discretionary adjustment based on his role in identifying a buyer for the Company’s general aviation piston engines businesses and his role in the successful negotiation of an agreement to sell that business. Mr. Pichelli earned an AIP award equal to 77% of his base salary, to which was applied a 20% upward discretionary adjustment. Mr. Pichelli was recommended for an upward discretionary adjustment based on his exceptional role in identifying, acquiring and integrating new businesses while at the same time improving operations and operating margins at existing businesses. Mr. Geveden earned an AIP award equal to 72% of his base salary, to which was applied a 20% upward discretionary adjustment. Mr. Geveden was recommended for an upward discretionary adjustment based on his exceptional management of operations in the Engineered Systems segment in a year of cutbacks in government programs and his role in reducing costs, winning new programs and maintaining a high level of employee morale.

For 2010, aggregate awards for all employees were paid from a pool equal to 6.9% of operating profit before payment of AIP awards, which is less than the 11% limit initially established by the Committee when it approved the 2010 AIP goals. The 11% limit is a cap for the aggregate bonus amounts. It is not a pre-determined amount from which bonuses are to be distributed. In 2002, the Personnel and Compensation Committee determined that the bonus pool would not exceed 11% of operating profit before payment of AIP awards, which was consistent with historical levels. The 11% cap has been part of the AIP since that time, as the Committee considers it to be an appropriate upper limit to the potential bonus payments, although it reserves the right to modify this percentage. The size of the final AIP pool will depend on the financial performance of the Company or applicable business unit versus predetermined financial targets discussed above and the size of the base annual salaries of the employee participants.

Long-Term Incentives.  Long-term incentives consist of three components: stock options, a three-year performance share program and a performance-based restricted stock award program. We believe that the incentives provided by our stock options, performance share award and restricted stock award programs are consistent with our compensation goals of employee retention, rewarding executives for long-term performance and rewarding executives for long-term increases in our stock price, both in absolute terms and as compared to the broader market. The terms of our 2008 Incentive Award Plan requires that all full value awards, which includes shares issued under our restricted stock award program and performance share program, have vesting schedules of at least three years.

Stock Options.  Stock options are generally awarded annually to a broad group of key employees who are nominated by management to receive awards and whose awards the Personnel and Compensation Committee approves. In practice, the amount of the award generally depends on the employee’s position. Stock options provide our employees with the opportunity to participate in shareholder value created as a result of stock price appreciation, and as a result further our objective of aligning the interests of management with the interests of our stockholders.

All stock options granted are non-qualified stock options, vest at a rate of one-third per year, with full vesting at the end of three years and have a term of ten years. A description of the terms under our incentive plans related to the treatment of stock options upon termination of employment can be found under the heading “Potential Payments Upon Termination or a Change in Control” on page 51 of this Proxy Statement.

In 2010, we awarded stock options for an aggregate of 433,094 shares of common stock to Teledyne employees, of which options to purchase 85,000 shares of common stock were awarded to named executives. For purposes of the Summary Compensation Table, stock options are valued at fair value calculated in accordance with FAS Topic 718 and the compensation expense associated with an executive’s stock options as of the end of our 2010 fiscal year is reported in the Option Awards column.

The following schedule represents award guidelines established by the Personnel and Compensation Committee for named executives and the actual stock option grants awarded to those named executives in 2010:

	Annual Stock Option Award Guidelines
Participants	Minimum	Maximum	Actual 2010

Robert Mehrabian	25,000	50,000	35,000
Dale A. Schnittjer	15,000	25,000	15,000
John T. Kuelbs	15,000	25,000	15,000
Aldo Pichelli	7,000	15,000	12,000
Rex D. Geveden	7,000	15,000	8,000

Actual awards made within the guidelines, except for awards made to the Chief Executive Officer, are based on the recommendation of the Chief Executive Officer and approval of the Personnel and Compensation Committee. The award for the Chief Executive Officer is made at the sole discretion of the Committee. In determining the amount of options awarded to named executives in 2010, the Committee used historical grants as a guideline, considered the market data provided by its independent consultant, and also took into account the fact that no option awards were made in 2009 as a result of cost reduction measures taken in light of the global economic downturn.

Performance Share Program.  PSP awards are intended to reward executives to the extent we achieve specific pre-established financial performance goals and provide a greater long-term return to shareholders relative to a broader market index. The PSP provides grants of performance share units, which key officers and executives may earn if we meet specified performance objectives over a three-year period. Forty percent of the award is based on the achievement of specified levels of operating profit, 30% on the achievement of specified levels of revenue and 30% on the achievement of specified levels of return to shareholders. For the 2006-2008 and 2009-2011 cycles, the Russell 2000 Index is the benchmark for the specified return to shareholders component. No awards are made if the three-year aggregate operating profit is less than 75% of target, unless the Committee determines otherwise. The percentages referred to above are then adjusted to reflect the extent to which actual performance is greater or less than the target. This is done by multiplying the component percentage by factor ranging from 0 to 2 in the manner set forth below:

Operating Profit	If actual performance equals or exceeds 120% of the target the component is weighted by multiplying the percentage by 2 (200%). If actual performance is less than 75% of target, the component is given a weighting of 0%. To the extent actual performance falls between 75% and 120% of target, the multiplying factor is adjusted proportionally.
Revenue	If actual performance equals or exceeds 120% of the target the component is weighted by multiplying the percentage by 2 (200%). If actual performance is less than 67% of target, the component is given a weighting of 0%. To the extent actual performance falls between 67% and 120% of target, the multiplying factor is adjusted proportionally.
Return to Shareholders	If actual performance equals or exceeds 120% of the target the component is weighted by multiplying the percentage by 2 (200%). If actual performance is less than 67% of target, the component is given a weighting of 0%. To the extent actual performance falls between 67% and 120% of target, the multiplying factor is adjusted proportionally.

The sum of the components, after being weighted for performance, is then multiplied by the executive’s target PSP opportunity percentage to arrive at the executive’s performance adjusted PSP award, which is expressed as a percentage of base salary. The maximum award is 200% of the executive’s target PSP opportunity percentage.

Awards are generally paid to the participants in three annual installments after the end of the performance cycle so long as they remain employed. A description of the treatment of PSP awards upon termination of employment can be found under the heading “Potential Payments Upon Termination or a Change in Control” beginning on page 51 of this Proxy Statement.

As of the end of the 2010 fiscal year, there were 28 participants in 2009-2011 performance cycle. All of the named executives in the Summary Compensation Table participate in the 2009-2011 PSP. The 2009-2011 performance cycle has the following target performance goals:

Performance Goal	Target

Operating Profit	Aggregate of $589 million (net of pension expense) for three years
Revenue	Aggregate revenue of $6.236 billion for three years
Return to Shareholders	Return relative to Russell 2000 Index over three years

These performance targets are used by Teledyne solely for compensation purposes and should not be understood to be management’s expectations or guidance relating to future financial performance.

The potential cash and stock payouts under the 2009-2011 performance cycle to the named executive officers are set forth in the Grants of Plan Based Awards Table. Actual cash and stock payments under the 2009-2011 PSP will occur in three equal annual installments, with the first installment being paid in or around February 2012, provided the named executive officer remains an employee at the time of the applicable payout.

In January 2006, the Committee established a performance cycle for the three-year period ended December 31, 2008. With respect to this 2006-2008 cycle, in January 2009 the Committee determined that 193% of the target performance was met. All of the named executives in the Summary Compensation Table participated in the 2006-2008 PSP, with the installment payments being made in February of 2009, 2010 and 2011, subject to the participant’s continued employment with the Company. The amount of cash that the named executives received under the 2006-2008 performance cycle in 2010 can be found in footnote 4 to the Summary Compensation Table. The total number of shares each named executive received under the 2006-2008 PSP in 2010 can be found in the Option Exercises and Stock Vested table. The total number of shares each named executive was entitled to receive under the 2006-2008 PSP in 2011 can be found in the Outstanding Equity Awards at Fiscal Year End table under the column headed “Number of Shares or Units of Stock That Have Not Vested.”

Restricted Stock Award Program.  This program provides grants of restricted stock, generally each calendar year, to key employees at an aggregate fair market value equal to 30% of each recipient’s annual base salary as of the date of the grant, unless otherwise determined by the Committee. The restrictions are subject to both a time-based and performance-based component. In general, the restricted period for each grant of restricted stock extends from the date of the grant to the third anniversary of such date, with the restrictions lapsing on the third anniversary. However, unless the Committee determines otherwise, if we fail to meet certain minimum performance goals for a multi-year performance cycle (typically three years) established by the Committee as applicable to a restricted stock award, then all of the restricted stock is forfeited. If we achieve the minimum performance goals, but fail to attain an aggregate level of 100% of the targeted performance goals, then a portion of the restricted stock would be forfeited.

The targeted performance goal for 2010, as in previous years, is the price of our common stock as compared to the Russell 2000 Index. In order for a participant to retain any of the restricted shares, our three-

year aggregate return to shareholders (as measured by our stock price) must be more than 35% of the performance of the Russell 2000 Index for the three-year period. If our stock performance is less than 35% of the Russell 2000 Index performance, all restricted shares would be forfeited. If it ranges from 35% to less than 100%, a portion of the restricted shares will be forfeited. If it is 100% or greater, no shares are forfeited and the participant does not receive additional shares.

We believe that benchmarking the restricted stock performance goals to a broader market index like the Russell 2000 Index aligns the interest of management and stockholders because executives are rewarded only to the extent that our stock price performs relative to the stock prices of companies with similar market capitalizations.

A participant cannot transfer the restricted stock during the restricted period. In addition, during the restricted period, restricted stock generally will be forfeited upon a participant’s termination of employment. A description of the treatment of restricted stock awards upon termination of employment in cases of death, disability or retirement can be found under the heading “Potential Payments Upon Termination or a Change in Control” beginning on page 51 of this Proxy Statement. Upon expiration of the restricted period, absent any forfeiture, we will deliver to the recipient certificates for the appropriate number of shares of common stock, as determined by the Committee based on achievement of the specified performance objectives, free of the restrictive legend.

We granted restricted stock to key employees on January 27, 2011, January 19, 2010, January 20, 2009, January 22, 2008 and January 23, 2007. All restrictions on the January 23, 2007 award lapsed on January 23, 2010. Restrictions on 81.1% of January 22, 2008 award lapsed on January 22, 2011, and participants forfeited shares representing 18.9% of the January 22, 2008 award. Our stock performance was 119.2% and 81.1% of the Russell 2000 Index for the measurement periods associated with the 2007 and 2008 restricted stock grants, respectively.

For purposes of the Summary Compensation Table, restricted stock awards are valued at fair value on the date of grant as calculated in accordance with FASB ASC Topic 718 (formerly FAS 123(R)) and this value is reported in the Stock Awards column.

The potential payouts under January 19, 2010 restricted stock award can be found in the table headed “Grants of Plan-Based Awards” on page 43 of this Proxy Statement. The maximum number of shares that the named executive could retain under the restricted stock awards granted on January 22, 2008, January 20, 2009 and January 19, 2010, can be found in the table headed “Outstanding Equity Awards at Fiscal Year End” beginning on page 44 of this Proxy Statement.

Stock Ownership Policies

Our Personnel and Compensation Committee believes stock-based compensation is an important element of compensation and, as discussed above, stock-based compensation figures prominently in our mix of compensation. In 2008, our Board adopted stock ownership guidelines that require key executives and non-employee directors to maintain ownership of a specified amount of Teledyne common stock. Key executives are required to own shares of Teledyne common stock equal in market value to the amount set forth below:

Value of Shares
Position	Owned

Chairman, President and Chief Executive Officer	5 x base salary
Corporate Senior Vice Presidents or Higher	3 x base salary
Segment Presidents or Senior Vice Presidents	2 x base salary
Corporate Vice Presidents or General Managers	1 x base salary

A key executive who is defined as a recipient of a restricted stock award is expected to attain the minimum level of target ownership within a period of five years from the date of hire or promotion, and is expected to own continuously sufficient shares to meet the guideline once attained.

Each non-employee director is required to own shares of Teledyne common stock equal in market value to three times the amount of the annual retainer. A new director is expected to attain the minimum level of target ownership within a period of five years from the date he or she is first becomes a director of the Company. Once achieved, the guideline amount must be maintained for so long as the non-employee director retains his seat on the Board.

In determining the value of common stock the Nominating and Governance Committee uses the average price of Teledyne common stock during the most recent calendar year. Restricted stock and vested in-the-money options are included in the definition of common stock.

Our Nominating and Governance Committee reviews compliance with the stock ownership guidelines annually at its January meeting. As of the end of our 2010 fiscal year, all of our key executives and non-employee directors owned sufficient shares to comply with the guidelines with the exception of two executives (including Mr. Geveden), all of whom had additional time to achieve compliance pursuant to the terms of the guidelines. The full text of our stock ownership guidelines is available on our website at www.teledyne.com.

Change in Control Severance Agreements

Each of our named executives, as well as 11 other executives, is a party to a change in control severance agreement with us. A description of the terms of the agreements can be found under the heading “Potential Payments Upon Termination or a Change in Control” beginning on page 51 of this Proxy Statement. In entering into these agreements, the Personnel and Compensation Committee desired to assure that we would have the continued dedication of certain executives and the availability of their advice and counsel, notwithstanding the possibility of a change in control, and to induce such executives to remain in our employ. The Committee believes that, should the possibility of a change in control arise, it is imperative that we be able to receive and rely upon our executives’ advice, if requested, as to the best interests of our company and stockholders without the concern that he or she might be distracted by the personal uncertainties and risks created by the possibility of a change in control. The Committee also considered arrangements offered to similarly situated executives of comparable companies.

We chose the specific amounts and triggers contained in the change in control agreements because we believe such terms provide reasonable assurances that our executive officers will remain with us during an acquisition or change of control event, should one occur, and assist in the assessment of a possible acquisition or change in control event and advise management and the Board as to whether such acquisition or change in control event would be in the best interests of our company and stockholders.

In 2010, the Personnel and Compensation Committee, with assistance from Exequity LLP, undertook a review of its change in control severance agreements and identified areas where Teledyne’s agreements may deviate from current best practices. In December 2010, the Committee authorized management to prepare a revised form of change in control severance agreement so that it conforms to prevailing best practices and asked each of our senior executives that have agreements already in place to voluntarily agree to amend and restate those agreements so that they contain these revised terms. Of the named executives, Robert Mehrabian, Aldo Pichelli and Rex D. Geveden each agreed to modify their original agreements and consequently entered into amended and restated agreements effective as of January 31, 2011.

As compared to the original agreements, the amended and restated change in control severance agreements:

•	Eliminate a “gross up payment” to hold the executive harmless against the impact, if any, of federal excise taxes imposed on executive as a result of “excess parachute” payments as defined in Section 280G of the Internal Revenue Code. Instead, the executive will receive the better of, on an after-tax basis, (a) the unreduced excess parachute payment with no tax gross up, or (b) a parachute payment reduced to a level below which an excise tax is imposed.

•	Change the “single trigger” vesting of stock options upon a change of control to a “double trigger”.

•	Change the formula for calculating the amount of severance: instead of the severance payment being a multiple of base salary plus bonus, with bonus being the higher of target or the most recent bonus payout, the severance payment will be a multiple of base salary plus bonus, with bonus being the higher of target or the prior three year average bonus.

•	Reduce the amount of short year bonus: instead of a short year bonus being calculated at maximum (i.e., two times target), short year bonus will be calculated at target.

The amended and restated change in control severance agreements do not contain any new benefits for the executives.

On January 31, 2011, Teledyne also provided notice to the two named executives (Mr. Kuelbs and Mr. Schnittjer) that did not agree to sign the amended and restated change in control agreement that it would not extend the term of their agreements, which action results in the termination of their existing change in control severance agreement three years from the date of such notice (January 31, 2014).

The Personnel and Compensation Committee has reviewed the potential aggregate costs to a potential acquirer associated with the change in control severance agreements. The Committee considers it unlikely that the employment of all 16 applicable employees would be terminated following a change in control. The Committee did not adjust the compensation of the applicable employees as a result of the employees entering into or agreeing to modify these change of control severance agreements.

Employment Agreement

In 1999, we entered into an employment agreement with Dr. Mehrabian, which agreement was amended and restated on April 25, 2001, to update Dr. Mehrabian’s titles and the types and rates of compensation to which he was entitled, on January 24, 2006, primarily to assure compliance with Section 409A of the Internal Revenue Code, and on September 1, 2007, to reflect an increase in Dr. Mehrabian’s base salary and, per Dr. Mehrabian’s request, to reflect that his eligibility to receive country club and city club membership and related tax gross-ups was discontinued. The agreement was further amended and restated on January 22, 2009, principally to amend the termination and renewal provisions as described below. The employment agreement was initially entered into in order to memorialize compensation-related agreements made by Dr. Mehrabian and ATI prior to our spin-off from ATI. The amended and restated employment agreement provides that we shall employ Dr. Mehrabian as our Chairman, President and Chief Executive Officer. The agreement automatically renews for a successive one year unless either party gives the other written notice of its election not to renew at least 12 months before the expiration of the current term or any successive renewal terms. If notice is given, Dr. Mehrabian would then retire on December 31st of the year following the 12th month after receipt of the notice. Under the agreement, we will employ Dr. Mehrabian as the Chairman, President and Chief Executive Officer through at least December 31, 2012, because 12 months notice of nonrenewal had not been given prior to the expiration of December 31, 2010.

Under the current agreement, Dr. Mehrabian has an annual base salary of $861,000. The agreement provides that Dr. Mehrabian is entitled to participate in our annual incentive bonus plan and other executive compensation and benefit programs. The agreement provides Dr. Mehrabian with a supplemental non-qualified pension arrangement, which we will pay to Dr. Mehrabian starting six months following his retirement for a period of ten years. Effective July 31, 2007, the number of years of credited service under this supplemental pension equalization plan reached the maximum number of ten years; as a result, no additional years of service will be credited under this plan.

Perquisites and Other Benefits

All of our named executives receive car allowances and/or leased vehicles. We provide car allowances and leased vehicles in cases where the named executive typically travels for business and also for retention of senior executives. In 2007, at the request of our Chairman, President and Chief Executive Officer, we discontinued making club memberships available.

Deferred Compensation

Our named executives are eligible to participate in our executive deferred compensation plan. The deferred compensation plan is a voluntary, non-tax qualified, unfunded deferred compensation plan available to all members of management and certain other highly-compensated employees for the purpose of providing deferred compensation, and thus potential tax benefits, to these employees. The deferred compensation plan was initially established to provide benefits to our employees who participated in the ATI executive deferred compensation plan prior to our spin-off. A description of the terms of the deferred compensation plan can be found under the heading “Nonqualified Deferred Compensation” beginning on page 47 of this Proxy Statement. In addition, the Nonqualified Deferred Compensation Table on page 47 of this Proxy Statement sets forth information about the account balances, contributions and withdrawals of each named executive that participates in the deferred compensation plan.

Pension Plans

In connection with the spin-off of Teledyne from ATI, we adopted a defined benefit pension plan on terms substantially similar to the parts of the ATI pension plan applicable to all of our employees, both active and inactive, at our operations that perform government contract work and for our active employees at our commercial operations. All of the named executives other than Mr. Geveden participate in the pension plan. The annual benefits payable under the pension plan to participating salaried employees retiring at or after age 65 is calculated under a formula which takes into account the participant’s compensation and years of service. The Internal Revenue Code limits the amounts payable to participants under a qualified pension plan. We have also adopted a benefit restoration/pension equalization plan, which is designed to restore benefits that would be payable under the pension plan provisions but for the limits imposed by the Internal Revenue Code, to the levels calculated pursuant to the formulas contained in the pension plan provisions or for any monies deferred under our deferred compensation plan.

Our pension plan was initially established to provide benefits to employees who participated in the ATI pension plan prior to our spin-off. Effective January 1, 2004, in order to limit our future obligations under our pension plan, new non-union employees do not participate in the pension plan, and effective February 20, 2007, all new employees do not participate in the pension plan. Instead such new hires are eligible to receive an enhanced company match under a 401(k) plan.

A description of the terms of our pension plan can be found under the heading “Pension Benefits” beginning on page 46 of this Proxy Statement. In addition, the Pension Benefits Table on page 46 of this Proxy Statement sets forth information about each named executive’s years of credited service and the actuarial present value of each named executive’s accumulated benefit under our pension plan.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for annual compensation paid to a chief executive officer and certain other highly compensated officers in excess of $1 million unless the compensation qualifies as “performance-based” or is otherwise exempt under the law. Our stock incentive plans are intended to meet the deductibility requirements of the regulations promulgated under Section 162(m). However, the Committee may determine in any year that it would be in our best interest for awards to be paid under stock incentive plans, or for other compensation to be paid, that would not satisfy the requirements for deductibility under Section 162(m). In making such determination, the Committee would consider the net cost to us and our ability to effectively administer executive compensation in the long-term interests of shareholders.

Financial Restatements

Our Personnel and Compensation Committee does not have an established policy regarding the adjustment or recovery of awards or payment if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Committee has discussed adopting such a policy and intends to do so once the Securities and Exchange Commission adopts final rules implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act related to the recovery of erroneously awarded compensation. Until the adoption of a formal policy, the Committee will determine whether to seek recovery of incentive compensation in the event of a financial restatement or similar event based on the facts and circumstances surrounding a financial restatement or similar event, should one occur. Among the key factors that the Committee will consider is whether the executive officer engaged in fraud or willful misconduct that resulted in need for a restatement. Since the time of our spin-off, we have not restated our financial statements.

In addition, individual performance objectives for executive officers under our Annual Incentive Plan program include compliance with laws and Company policies and procedures. As a result, an executive’s bonus may be adversely affected to the extent a financial restatement or similar event involved a violation of law or Company policy.

Policies Relating to the Timing and Pricing of Stock Option Awards and Stock Awards

Stock Options  Stock options may be granted under our 2008 Incentive Award Plan by the Personnel and Compensation Committee, which is the administrator of the plan. The Committee has delegated authority to our Chief Executive Officer to grant a specified number of options to employees under the 2008 Incentive Award Plan. This authority is used to make grants to new hires, upon promotion of certain employees, to retain certain employees, and in connection with acquisitions. Of these shares, 46,500 remained available for grant by our Chief Executive Officer under this delegated authority as of February 28, 2011. Stock options may also be granted to non-employee directors pursuant to administrative rules under our 2008 Incentive Award Plan. Our Nominating and Governance Committee administers these administrative rules related to non-employee director equity awards.

Stock options are generally granted to employees by the Personnel and Compensation Committee in January of each year at its regularly scheduled committee meeting. At this meeting the Committee finalizes annual bonuses for the previous fiscal year and sets the terms of our annual incentive plan for the current fiscal year. We typically issue our press release containing financial results for the fourth quarter and year end shortly following this meeting date. Grants by our Chief Executive Officer under his delegated authority may be made at any time, but primarily have been made to new hires (including new hires resulting from acquisitions) or following the successful completion of special projects. In 2010, no options were granted to employees by our Chief Executive Officer under his delegated authority. Under administrative rules relating to non-employee director equity compensation under the 2008 Incentive Award Plan, an annual grant of options to purchase 4,000 shares is made to each non-employee director after our annual meeting of stockholders. In addition, directors may elect to receive all or a part of their board and committee meeting fees and annual retainer fee in the form of stock options.

Pursuant to the terms of the 2008 Incentive Award Plan, the exercise price for new stock option grants must equal the fair market value of our common stock, which for purposes of the Plan is defined as the closing sales price of a share of our common stock on the New York Stock Exchange on the date of grant. New grants made by our Personnel and Compensation Committee have exercise prices equal to the fair market value of our common stock on the date of the meeting at which the grant was approved by the Committee. Grants made by the Chief Executive Officer have exercise prices equal to the fair market value of our common stock on the date of grant. Stock options granted to non-employee directors as part of the annual grant have exercise prices equal to the fair market value of our common stock on the date of grant. For a non-employee director that elects to have all or a portion of his or her retainer or meeting fees paid in the form of stock options, the number of shares to be subject to the stock option is determined by dividing the applicable portion of the non-employee director’s fees elected to be received as stock options by an amount equal to the fair market value of a share of common stock on the date of grant multiplied by 0.3333, and the exercise price for such non-employee director’s stock options is equal to the fair market value of our common stock on the date of grant multiplied by 0.6666.

Stock Awards  Restricted stock awards and the stock portion of PSP awards may be granted under our 2008 Incentive Award Plan by the Personnel and Compensation Committee, which is the administrator of the Plan.

Restricted stock awards are generally granted each year by the Personnel and Compensation Committee at the same January meeting that the Personnel and Compensation Committee makes stock option award grants. The number of shares is determined by dividing an amount generally equal in value to 30% of a participating executive’s base salary by the average of the high and low stock prices for 20 trading days preceding the date of grant.

Performance cycles under the PSP are generally established once every three years, at the same January meeting that the Personnel and Compensation Committee makes restricted stock award grants and stock option award grants. Under the 2008 Incentive Award Plan, the number of shares for the stock portion of the award is determined by dividing one half of the value of the award by an amount equal to the fair market value of a share of our common stock on the New York Stock Exchange on the date that the performance cycle is established by the Personnel and Compensation Committee.

For non-employee directors that elect to receive meeting fees or annual retainer fees in the form of a stock award the number of shares to be subject to the stock award is determined by dividing the applicable portion of the non-employee director’s fees elected to be received as stock by an amount equal to the closing sales price of a share of our common stock on the New York Stock Exchange on the meeting date. For annual retainer fees, which are paid semi-annually, the grant date is the first business day of January and July.

Personnel and Compensation Committee Report

The following report of the Personnel and Compensation Committee is included in accordance with the rules and regulations of the Securities and Exchange Commission. It is not incorporated by reference into any of our registration statements under the Securities Act of 1933.

Report of the Personnel and Compensation Committee

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Teledyne Technologies Incorporated’s Annual Report on Form 10-K for the year ended January 2, 2011.

Submitted by the Personnel and Compensation Committee of the Board of Directors:

Charles Crocker, Chair
Roxanne S. Austin
Kenneth C. Dahlberg
Wesley W. von Schack

February 22, 2011

Compensation Committee Interlocks and Insider Participation

No member of the Personnel and Compensation Committee of our Board of Directors is an officer or employee of the Company. During 2010, no member of the Committee had a current or prior relationship and no officer who was a statutory insider had a relationship to any other company, in each case that must be described under the Securities and Exchange Commission rules relating to disclosure of executive compensation.

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation earned by certain of our executive officers during the 2010, 2009 and 2008 fiscal years. It sets forth information about compensation paid to: (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) the three other most highly compensated executive officers who were required to file reports under Section 16 of the Securities Exchange Act of 1934 for fiscal 2010 (collectively, the “named executives”).

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive	Deferred	All Other
		Salary	Bonus	Awards	Awards	Plan	Compensation	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	Compensation ($)(5)	Earnings ($)(6)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Robert Mehrabian	2010	$847,808	—	$188,180	$575,400	$1,765,100	$572,767	$12,000	(7)	$3,961,255
Chairman, President and	2009	$856,154	—	$868,434	—	$993,000	$469,873	$12,231		$3,199,692
Chief Executive Officer	2008	$814,615	—	$169,694	$450,855	$2,213,254	$579,489	$12,000		$4,239,907
(Principal Executive Officer)
Dale A. Schnittjer	2010	$388,565	—	$86,242	$246,600	$468,300	$345,520	$17,292	(8)	$1,552,519
Senior Vice President and	2009	$392,391	—	$346,021	—	$350,000	$553,184	$17,422		$1,659,018
Chief Financial Officer	2008	$375,166	—	$78,393	$283,478	$833,874	$732,197	$167,735		$2,470,843
(Principal Financial Officer)
John T. Kuelbs	2010	$433,974	—	$96,311	$246,600	$507,200	$186,570	$20,289	(9)	$1,490,944
Executive Vice President,	2009	$438,246	—	$386,499	—	$348,000	$174,936	$19,908		$1,367,589
General Counsel and Secretary	2008	$419,840	—	$87,829	$257,355	$869,029	$167,314	$19,041		$1,820,408
Aldo Pichelli	2010	$378,489	—	$83,991	$197,280	$354,300	$462,315	$9,788	(10)	$1,486,163
President and Chief	2009	$382,215	—	$337,061	—	$233,500	$370,545	$8,923		$1,332,244
Operating Officer,	2008	$359,498	—	$74,241	$128,871	$555,445	$260,108	$5,396		$1,383,559
Instrumentation, Digital Imaging and Aerospace and Defense Electronics Segments
Rex D. Geveden(11)	2010	$320,782	—	$71,226	$131,520	$283,100	—	$21,305	(12)	$827,933
President, Engineered Systems Segment	2009	$324,148	—	$242,913	—	$206,500	—	$20,319		$793,880

(1)	2010 base salaries for the named executives, which took effect on September 1, 2010, were as follows: Dr. Mehrabian, $861,000; Mr. Schnittjer, $394,612; Mr. Kuelbs, $440,727; Mr. Pichelli, $384,375; and Mr. Geveden, $325,977.

(2)	The named executives were not entitled to receive any payments that would be characterized as “Bonus” payments for the 2010, 2009 and 2008 fiscal years. Amounts listed under the column “Non-Equity Incentive Plan Compensation” for 2010 are the AIP awards for 2010 performance. See footnote 5 for more information on these awards.

(3)	For 2010, represents the aggregate fair value on the date of grant of the named executive’s 2010 restricted stock award, based on the probable outcome of the performance conditions of those awards on the date of grant, as calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, please see Note 8 (Stockholders’ Equity) to the financial statements in our Annual Report on Form 10-K under the headings “Performance Share Plan” and “Restricted Stock Award Program”. The maximum value of these stock awards assuming the highest level of performance conditions is achieved, as calculated in accordance with FASB ASC Topic 718, is the same as the probable outcome on the date of grant.

(4)	Represents the aggregate fair value on the date of grant of the named executive’s option grant in 2010, as calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, please see Note 8 (Stockholders’ Equity) to the financial statements in our Annual Report on Form 10-K under the heading “Stock Incentive Plans”.

(5)	For 2010, consists of the Annual Incentive Plan awards for 2010 performance, which were approved by the Personnel and Compensation Committee on January 25, 2011, and paid on February 7, 2011. Pursuant to the proxy disclosure rules of the Securities and Exchange Commission, cash awards under our PSP are deemed earned in the last year of the performance cycle, at the time when performance criteria are satisfied, even though they are paid to participants in three annual installments after the end of the performance cycle so long as the participants remain employed by Teledyne. As a result, amounts listed under this column for 2008 include the entire cash portion of the 2006-2008 Performance Share Plan and the amounts listed under this column for 2010 do not include the following cash amounts paid in 2010, representing the second installment payment under the 2006-2008 Performance Share Plan: Dr. Mehrabian, $337,752; Mr. Schnittjer, $136,716; Mr. Kuelbs, $148,391; Mr. Pichelli, $86,464; and Mr. Geveden $45,570.

(6)	For 2010, represents the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Teledyne Technologies Incorporated Pension Plan, the Teledyne Technologies Pension Equalization/Benefit Restoration Plan and, in the case of Dr. Mehrabian, the supplemental pension arrangement contained in his employment agreement, for fiscal 2010. In computing these amounts, we used the same assumptions as were used to compute the annual accruals for possible future payments under our pension plans for our 2010 financial statements.

(7)	Represents 2010 car allowances.

(8)	Represents $12,000 in car allowances, $4,096 in respect of a death benefit under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan and $1,196 in respect of an employer matching contribution under the Employee Stock Purchase Plan.

(9)	Represents $12,000 in car allowances, $1,000 in company contributions pursuant to the Teledyne Technologies Incorporated 401(k) Plan, $6,093 in respect of a death benefit under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan and $1,196 in respect of an employer matching contribution under the Employee Stock Purchase Plan.

(10)	Represents $6,008 in car allowances, $1,135 in company contributions pursuant to the Teledyne Technologies Incorporated 401(k) Plan, $1,450 in respect of a death benefit under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan and $1,196 in respect of an employer matching contribution under the Employee Stock Purchase Plan.

(11)	Mr. Geveden first became a named executive in 2009.

(12)	Represents $12,000 in car allowances, $7,909 in company contributions pursuant to the Teledyne Technologies Incorporated 401(k) Plan, $1,196 in respect of an employer matching contribution under the Employee Stock Purchase Plan and $200 in other perks.

Grants of Plan-Based Awards

The table below sets forth information on grants to the named executives of options and stock awards in fiscal year 2010.

								All Other
								Option	Exercise
		Estimated Future Payouts			Estimated Future Payouts			Awards:	or Base		Grant Date
		Under Non-Equity			Under Equity			Number of	Price of	Closing	Fair Value
		Incentive Plan Awards			Incentive Plan Awards			Securities	Option	Price on	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Grant	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Options	($/Sh)	Date	Awards(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Robert Mehrabian	1/19/10							35,000	$42.09	$42.09	$575,400
	1/19/10(2)				2,224	6,354	6,354				$188,180
	1/19/10(3)	—	$861,000	$1,722,000
Dale A. Schnittjer	1/19/10							15,000	$42.09	$42.09	$246,600
	1/19/10(2)				1,019	2,912	2,912				$86,242
	1/19/10(3)	—	$236,767	$473,534
John T. Kuelbs	1/19/10							15,000	$42.09	$42.09	$246,600
	1/19/10(2)				1,138	3,252	3,252				$96,311
	1/19/10(3)	—	$264,436	$528,873
Aldo Pichelli	1/19/10							12,000	$42.09	$42.09	$197,280
	1/19/10(2)				993	2,836	2,836				$83,991
	1/19/10(3)	—	$230,625	$461,250
Rex D. Geveden	1/19/10							8,000	$42.09	$42.09	$131,520
	1/19/10(2)				842	2,405	2,405				$71,226
	1/19/10(3)	—	$195,598	$391,196

(1)	Calculated in accordance with FASB ASC Topic 718 (formerly FAS 123(R)). For a discussion of the assumptions made in the valuation, please see Note 8 (Stockholders’ Equity) to the financial statements in our Annual Report on Form 10-K.

(2)	Represents the estimated future payouts under the restricted stock award granted on January 19, 2010.

(3)	Represents target and maximum amounts under the Annual Incentive Plan Awards for 2010. For the actual amounts paid under the 2010 Annual Incentive Plan (which were paid in February 2011), see the amounts listed under the column titled “Non-Equity Incentive Plan Award Compensation” and the related footnote in the Summary Compensation Table beginning on page 41.

The material terms of our Annual Incentive Plan, stock option awards, restricted stock award program and our employment agreement with Dr. Mehrabian are described in Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by the named executives as of the last day of our 2010 fiscal year.

	Option Awards					Stock Awards
			Equity Incentive					Equity Incentive	Equity Incentive
			Plan Awards:					Plan Awards:	Plan Awards:
	Number of	Number of	Number of			Number of	Market Value	Number of	Market or
	Securities	Securities	Securities			Shares or	of Shares	Unearned Shares,	Payout Value of
	Underlying	Underlying	Underlying			Units of	or Units of	Units or	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Units or Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested(2)	Vested	Vested(2)
Name	Exercisable(1)	Unexercisable(1)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert Mehrabian	35,000	—	—	$26.99	1/25/15	10,440(3)	$459,047	4,496(4)	$197,689
	35,000	—	—	$32.35	1/24/16			6,071(5)	$266,942
	35,000	—	—	$39.47	1/23/17			6,354(6)	$279,385
	15,534	7,766	—	$50.79	1/22/18			17,289(7)	$760,197
	—	35,000	—	$42.09	1/19/20
Dale A. Schnittjer	7,300	—	—	$19.27	1/27/14	4,225(3)	$185,773	2,077(4)	$91,326
	22,000	—	—	$26.99	1/25/15			2,782(5)	$122,325
	22,000	—	—	$32.35	1/24/16			2,912(6)	$128,041
	22,000	—	—	$39.47	1/23/17			6,603(7)	$290,334
	9,768	4,882	—	$50.79	1/22/18
	—	15,000	—	$42.09	1/19/20
John T. Kuelbs	30,000	—	—	$19.56	2/20/11	4586(3)	$201,646	2,327(4)	$102,318
	30,000	—	—	$14.48	1/22/12			3,108(5)	$136,659
	25,500	—	—	$13.45	2/04/13			3,252(6)	$142,990
	22,000	—	—	$19.27	1/27/14			7,375(7)	$324,279
	20,000	—	—	$26.99	1/25/15
	20,000	—	—	$32.35	1/24/16
	20,000	—	—	$39.47	1/23/17
	8,868	4,432	—	$50.79	1/22/18
	—	15,000	—	$42.09	1/19/20
Aldo Pichelli	5,000	—	—	$19.56	2/20/11	2,673(3)	$117,532	1,967(4)	$86,489
	7,500	—	—	$14.48	1/22/12			2,710(5)	$119,159
	6,375	—	—	$13.45	2/04/13			2,836(6)	$124,699
	10,000	—	—	$19.27	1/27/14			6,432(7)	$282,815
	9,000	—	—	$26.99	1/25/15
	10,000	—	—	$32.35	1/24/16
	10,000	—	—	$39.47	1/23/17
	4,440	2,220	—	$50.79	1/22/18
	—	12,000	—	$42.09	1/19/20
Rex D. Geveden	4,440	2,220	—	$50.79	1/22/18	1,408(3)	$61,910	1,686(4)	$74,133
	—	8,000	—	$42.09	1/19/20			2,298(5)	$101,043
								2,405(6)	$105,748
								4,364(7)	$191,885

(1)	Stock options within each annual grant vest incrementally at a rate of one-third per year, with full vesting at the end of three years.

(2)	Based on a closing share price of $43.97 on December 31, 2010.

(3)	Represents the remaining installment of stock payments under the Performance Share Program for the 2006-2008 performance cycle that will be paid in 2011 to executives who at the time of the payout are employed by us or who have retired. The 2011 installment was determined on February 4, 2011.

(4)	Represents the maximum number of shares that the named executive could retain under the restricted stock award granted on January 28, 2008, if our three-year aggregate return to stockholders (as measured by its stock price) equals 100% or more of the Russell 2000 Index for the three-year performance period. 81.1% shares fully vested on January 22, 2011.

(5)	Represents the maximum number of shares that the named executive could retain under the restricted stock award granted on January 20, 2009, if our three-year aggregate return to stockholders (as measured by its stock price) equals 100% or more of the Russell 2000 Index for the three-year performance period.

(6)	Represents the maximum number of shares that the named executive could retain under the restricted stock award granted on January 19, 2010, if our three-year aggregate return to stockholders (as measured by its stock price) equals 100% or more of the Russell 2000 Index for the three-year performance period.

(7)	Represents the potential payment of common stock under the 2009-2011 performance cycle of the Performance Share Program if the target performance level is achieved during the award period. Awards are paid to executives in three annual installments after the end of the performance cycle so long as they remain employed by Teledyne (with exceptions for retirement, disability and death).

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised by the named executives in fiscal year 2010 and stock awards that vested or were paid in fiscal year 2010 to the named executives.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Robert Mehrabian	—	—	5,660(1)	$225,891	(2)
			10,441(3)	$391,433	(4)
Dale A. Schnittjer	—	—	2,694(1)	$107,518	(2)
			4,227(3)	$158,470	(4)
John T. Kuelbs	—	—	2,925(1)	$116,737	(2)
			4,588(3)	$172,004	(4)
Aldo Pichelli	—	—	2,272(1)	$90,676	(2)
	—	—	2,673(3)	$100,211	(4)
Rex D. Geveden	—	—	1,409(3)	$52,823	(4)

(1)	Represents restricted stock granted on January 23, 2007 that vested on January 23, 2010.

(2)	Based on a closing share price of $39.91 on January 25, 2010.

(3)	Represents the second installment of the 2006-2008 performance cycle under the PSP paid on February 3, 2010, the date the shares were issued.

(4)	Based on a closing share price of $37.49 on February 3, 2010.

Pension Benefits

The following table describes pension benefits provided to the named executives as of the end of our 2010 fiscal year. Since Mr. Geveden was hired after January 1, 2004, he does not participate in any defined benefit pension plan sponsored by us and is not included as a named executive for purposes of this Pension Benefits discussion.

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Robert Mehrabian	Teledyne Pension Plan	11.08	$362,511	—
	Pension Equalization/	11.08	$3,009,292	—
	Benefit Restoration Plan
	Supplemental Pension	10	$3,284,434	—
	(Employment Agreement)

Dale A. Schnittjer	Teledyne Pension Plan	38.33	$1,304,510	—
	Benefit Restoration/
	Pension Equalization Plan	38.33	$3,139,472	—

John T. Kuelbs	Teledyne Pension Plan	11.25	$381,551	—
	Benefit Restoration/
	Pension Equalization Plan	11.25	$1,047,422	—

Aldo Pichelli	Teledyne Pension Plan	30.00	$785,516	—
	Benefit Restoration/
	Pension Equalization Plan	30.00	$1,277,803	—

Teledyne Technologies Incorporated Pension Plan

In connection with the spin-off of Teledyne from ATI, we adopted the Teledyne Technologies Incorporated Pension Plan on terms substantially similar to the parts of the defined benefit ATI Pension Plan applicable to our employees, both active and inactive, at our operations that perform government contract work and for our active employees at our commercial operations. Effective January 1, 2004, new non-union employee hires, and effective February 20, 2007, all new union employee hires, do not participate in the Pension Plan, but are eligible to receive an enhanced company match under a 401(k) plan. The annual benefits payable under these parts of the pension plan to participating salaried employees retiring at or after age 65 is calculated under a formula which takes into account the participant’s compensation and years of service. The Internal Revenue Code limits the amounts payable to participants under a qualified pension plan.

The normal retirement age under the qualified Pension Plan is generally age 65. Participants that have satisfied the Pension Plan’s eligibility requirements and terminate employment on or after their normal retirement date will be eligible to receive a lifetime monthly income following termination of employment. Generally, the basic retirement benefit is equal to one percent of a participant’s average monthly compensation up to monthly Social Security covered compensation, plus 1.65% of average monthly salary in excess of monthly Social Security covered compensation. This amount is then multiplied by the years of credited service completed by the participant, up to 30 years, but with some grandfathered exceptions, such as in the case of Mr. Schnittjer. In general, a participant that has achieved the age of 55 and has completed five years of service or has a vested accrued benefit is eligible for early retirement benefits under the Pension Plan. Early retirement benefits are reduced by an amount equal to 3 percent for each year that a participant’s early retirement date precedes his or her normal retirement date.

Participants in the Pension Plan have the choice of different annuity types. Participants are prohibited from changing the annuity type elected once monthly benefit payments begin.

All of the named executives who participate in our pension plans are currently eligible for either normal retirement or early retirement. For named executives, a year of credited service is any year in which the named executive has performed 1,000 or more service hours. None of the named executives have been granted extra years of credited service and it is our policy not to grant participants, including named executives, with extra years of credited service.

Pension Equalization/Benefit Restoration Plan

We have also adopted a Pension Equalization/Benefit Restoration Plan, which is designed to restore benefits which would be payable under the pension plan provisions but for the limits imposed by the Internal Revenue Code, to the levels calculated pursuant to the formulas contained in the pension plan provisions or for any monies deferred under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan. The Pension Equalization/Benefit Restoration Plan provides that Teledyne will pay to the participant, without requirement for participant contribution upon his retirement, a retirement benefit equal to the difference between the maximum life annuity to which the participant would be entitled under the qualified Pension Plan upon his or her retirement and the life annuity which is actually paid to the participant under the qualified Pension Plan after giving effect to the limitations imposed by the Internal Revenue Code.

Employment Agreement with Dr. Mehrabian

The agreement with Dr. Mehrabian provides him with a non-qualified supplemental pension arrangement under which we will pay annually to Dr. Mehrabian starting six months following his retirement and for a period of ten years, as payments supplemental to any accrued pension under our qualified pension plan, an amount equal to 50 percent of his base compensation as in effect at retirement. Effective July 31, 2007, the number of years of credited service under this supplemental pension equalization plan reached the maximum number of ten years; as a result, no additional years of service will be credited under this plan.

Nonqualified Deferred Compensation

The following table sets forth information about the participation of named executives in the Executive Deferred Compensation Plan in 2010.

	Executive		Registrant	Aggregate	Aggregate	Aggregate
	Contributions in		Contributions	Earnings (Losses) in	Withdrawals/	Balance
	2010		in 2010	2010	Distributions	at 12/31/10
Name	($)		($)	($)	($)	($)
(a)	(b)		(c)	(d)	(e)	(f)

Robert Mehrabian	—		—	—	—	—
Dale A. Schnittjer	—		—	$172,713	—	$1,540,668
John T. Kuelbs	—		—	$81,970	—	$1,799,387
Aldo Pichelli	$75,626	(1)	—	$102,712	—	$1,034,442
Rex D. Geveden	$16,069	(1)	—	1,819	—	$17,888

(1)	The entire amount of this contribution is reported as compensation in the Summary Compensation Table above.

The Teledyne Executive Deferred Compensation plan is a voluntary, non-tax qualified, unfunded deferred compensation plan available to all employees earning $100,000 or more per year for the purpose of providing deferred compensation, and thus potential tax benefits, to these employees.

A participant in the Deferred Compensation Plan may elect to defer up to 100% of his or her salary and up to 100% of his or her bonus for a calendar year. As participants defer funds into the Deferred Compensation Plan, premiums in the amount of the deferrals are deposited in life insurance contracts. Participants make deemed investment choices in funds underlying life insurance contracts. Upon retirement or termination, a participant receives his or her account balance. A participant can also receive his or her benefits prior to retirement or termination by pre-selecting a distribution date that is no less than three calendar years after the end of the year for which the election is made. A participant may elect to receive an amount equal to 90% of his or her account balance prior to his or her payment eligibility date. A participant may change monthly his or her investment designations. Deferral elections with respect to annual salaries are irrevocable, except that a participant may elect to increase, decrease or terminate his or her salary deferral earned during a calendar year by filing a new election on or before December 1 of the preceding calendar year. Deferral elections with respect to bonuses are irrevocable and must be made each calendar year.

Director Compensation

Directors who are our employees do not receive any compensation for their services on our Board or its committees. Directors who are not our employees were paid an annual retainer fee of $40,000 in 2010. Directors are also paid $1,500 for each Board meeting, Audit Committee meeting, Personnel and Compensation Committee meeting and Nominating and Governance Committee meeting attended. The chair of the Audit Committee is paid an annual fee of $12,000 and each chair of the Personnel and Compensation Committee and Nominating and Governance Committee is paid an annual fee of $7,500. The Nominating and Governance Committee periodically reviews compensation of non-employee directors and in December 2010 increased the annual retainer fee beginning in 2011 to $80,000. The Nominating and Governance Committee based its decision to increase the annual retainer fee in part on the results of a survey of director compensation conducted on behalf of the Committee by an independent consulting firm which revealed that Teledyne’s total director fees were substantially below the median for peer companies.

The non-employee directors also are eligible to receive equity compensation pursuant to administrative rules adopted under the 2008 Incentive Award Plan. In lieu of cash annual retainer fees, cash Committee chair fees and cash meeting fees, this plan permits non-employee directors to elect to receive shares of our common stock and/or stock options or to defer compensation under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan (including a phantom share fund); provided, however, that at least 25% of the annual retainer fee must be paid in the form of our common stock and/or options to acquire our common stock. It also provides for certain automatic stock option grants for 4,000 shares of our common stock at the end of each Annual Meeting of Stockholders. If a non-employee director is first elected other than at an annual meeting, such non-employee director would receive an automatic option grant for 2,000 shares of our common stock.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2010.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(1)	($)(2)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Roxanne S. Austin	$64,057	—	$65,760	—	—	—	$129,817
Frank V. Cahouet	$66,000	—	$95,200	—	—	—	$161,200
Charles Crocker	$71,534	—	$65,760	—	—	—	$137,294
Kenneth C. Dahlberg	$40,050	—	$125,363	—	—	—	$165,413
Simon M. Lorne	—	—	$205,363	—	—	—	$205,363
Paul D. Miller	$57,055	—	$90,326	—	—	—	$147,381
Michael T. Smith	$62,661	—	$85,785	—	—	—	$148,446
Wesley W. von Schack	$62,692	—	$65,760	—	—	—	$128,452

(1)	The amounts under the column headed “Fees Earned or Paid in Cash” include the cash value of meeting and/or retainer fees that the following directors elected to receive in the form of fully vested stock awards, as detailed below:

		Stock Award	Fees Paid in Stock
Name	Grant Date	(#)	($)

Roxanne S. Austin	1/4/10	126	$5,000
	7/1/10	130	$5,000
Charles Crocker	1/4/10	348	$13,750
	7/1/10	261	$10,000
Kenneth C. Dahlberg	1/4/10	379	$15,000
	7/1/10	392	$15,000
Paul D. Miller	1/4/10	379	$15,000
	7/1/10	392	$15,000
Michael T. Smith	1/4/10	174	$6,875
	7/1/10	130	$5,000
Wesley W. von Schack	1/4/10	506	$20,000
	1/19/10	106	$4,500
	2/16/10	79	$3,000
	4/20/10	70	$3,000
	4/21/10	34	$1,500
	7/1/10	523	$20,000
	7/20/10	116	$4,500
	10/19/10	36	$1,500
	12/21/10	101	$4,500

The amounts under the column headed “Fees Earned or Paid in Cash” include the cash value of meeting and/or retainer fees that the following director elected to receive in the form of fully vested phantom stock awards, as detailed below:

		Phantom Stock	Fees Paid in
		Award	Phantom Stock
Name	Grant Date	(#)	($)

Frank V. Cahouet	1/4/10	608	$24,000
	1/19/10	107	$4,500
	2/16/10	80	$3,000
	4/20/10	105	$4,500
	4/21/10	35	$1,500
	7/1/10	393	$15,000
	7/20/10	116	$4,500
	7/27/10	36	$1,500
	10/19/10	73	$3,000
	12/21/10	102	$4,500

(2)	Represents the fair value of the directors stock option grants in fiscal year 2010, as calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, please see Note 8 (Stockholders’ Equity) to the financial statements in our Annual Report on Form 10-K under the heading “Stock Incentive Plans”.

The following table sets forth the grant date fair value as calculated in accordance with FASB ASC Topic 718 of each option grant made to a director in fiscal year 2010:

		Option Award		Grant Date Fair Value
Name	Grant Date	(#)		($)

Roxanne S. Austin	4/21/10	4,000	*	$65,760
Frank V. Cahouet	1/02/08	608		$17,996
	4/21/10	4,000	*	$65,760
	7/01/09	392		$11,444
Charles Crocker	4/21/10	4,000	*	$65,760
Kenneth C. Dahlberg	1/19/10	321		$9,777
	2/16/10	357		$10,369
	4/20/10	211		$6,469
	4/21/10	104		$3,210
	4/21/10	4,000	*	$65,760
	7/20/10	349		$10,328
	7/27/10	107		$3,259
	10/19/10	219		$6,660
	12/21/10	306		$9,531
Simon M. Lorne	1/4/10	1,519		$44,972
	1/19/10	321		$9,777
	4/20/10	316		$9,695
	4/21/10	104		$3,210
	4/21/10	4,000	*	$65,760
	7/1/10	1,570		$45,811
	7/20/10	349		$10,238
	10/19/10	219		$6,600
	12/21/10	306		$9,531
Paul D. Miller	1/4/10	380		$13,122
	4/21/10	4,000	*	$65,760
	7/1/10	392		$11,444
Michael T. Smith	1/4/10	522		$8,581
	4/21/10	4,000	*	$65,760
	7/1/10	392		$11,444
Wesley W. von Schack	4/21/10	4,000	*	$65,760

*	Represents annual option grant. All others represent stock options received in lieu of cash meeting fees or retainer fees, as elected by the director.

The following table sets forth the aggregate number of option awards and aggregate number of stock awards held by our directors as of January 2, 2011.

Name	Option Awards	Stock Awards

Roxanne S. Austin	18,000	994
Frank V. Cahouet	87,415	—	(1)
Charles Crocker	48,488	5,654	(2)
Kenneth C. Dahlberg	31,048	3,622
Simon M. Lorne	58,812	—	(3)
Paul D. Miller	61,020	3,108	(4)
Michael T. Smith	64,652	3,863	(5)
Wesley W. von Schack	19,390	5,176

(1)	Holds 6,162 phantom shares as of January 2, 2011.

(2)	Does not include 451 phantom shares as of January 2, 2011.

(3)	Holds 1,049 phantom shares as of January 2, 2011.

(4)	Does not include 3,606 phantom shares as of January 2, 2011.

(5)	Does not include 781 phantom shares as of January 2, 2011.

Potential Payments Upon Termination or a Change in Control

Change in Control Severance Agreements

Each of the currently employed named executives, as well as 11 other executives, is a party to a Change in Control Severance Agreement with the Company. The Agreements have a three-year, automatically renewing term. The executive is entitled to severance benefits if (1) there is a change in control of the Company and (2) within three months before or 24 months after the change in control, either we terminate the executive’s employment for reasons other than cause or the executive terminates the employment for good reason. “Severance benefits” currently consist of:

•	A cash payment equal to three times (in the case of Dr. Mehrabian, Messrs. Kuelbs and Schnittjer) or two times (in the case of Mr. Pichelli and Mr. Geveden) the sum of (i) the executive’s highest annual base salary within the year preceding the change in control and (ii) the Annual Incentive Plan bonus target for the year in which the change in control occurs or the average actual bonus payout for the three years immediately preceding the change in control, whichever is higher (in the case of Dr. Mehrabian, Mr. Pichelli and Mr. Geveden) or the Annual Incentive Plan bonus target for the year in which the change in control occurs or the actual bonus payout for the year immediately preceding the change in control, whichever is higher (in the case of Mr. Kuelbs and Mr. Schnittjer).

•	A cash payment for the current Annual Incentive Plan bonus cycle based on the fraction of the year worked times the Annual Incentive Plan target objectives at 100% (in the case of Dr. Mehrabian, Mr. Pichelli and Mr. Geveden) or 120% (in the case of Mr. Kuelbs and Mr. Schnittjer), (with payment of the prior year bonus if not yet paid).

•	Payment in cash for unpaid PSP awards, assuming applicable goals are met at 120% of performance targets.

•	Continued equivalent health and welfare (e.g., medical, dental, vision, life insurance and disability) benefits at our expense for a period of up to 36 months (24 months in some agreements) after termination (with the executive bearing any portion of the cost the executive bore prior to the change in control); provided, however, such benefits would be discontinued to the extent the executive receives similar benefits from a subsequent employer.

•	Removal of restrictions on restricted stock issued under our restricted stock award programs.

•	Full vesting under the Company’s pension plans (within legal parameters) such that the executive shall be entitled to receive the full accrued benefit under all such plans in effect as of the date of the change in control, without any actuarial reduction for early payment.

•	Up to $25,000 ($15,000 in some agreements) reimbursement for actual professional outplacement services.

•	Immediate vesting of all stock options, with options being exercisable for the full remainder of the term (in the case of Mr. Kuelbs and Mr. Schnittjer, this immediate vesting of options takes place upon a change of control).

•	In the case of Mr. Kuelbs and Mr. Schnittjer, a “gross-up-payment” to hold the executive harmless against the impact, if any, of federal excise taxes imposed on the executive as a result of the payments constituting a “excess parachute” as defined in Section 280G of the Internal Revenue Code. In the case of Dr. Mehrabian, Mr. Pichelli and Mr. Geveden, the executive will receive the better of, on an after-tax basis, (a) the unreduced excess parachute payment with no tax gross up payment, or (b) an parachute payment reduced to a level below which an excise tax is imposed.

For the purposes of the Change in Control Severance Agreement, a “change in control” will generally be deemed to occur if (1) the Company acquires actual knowledge that any person or group of persons acting together has acquired the beneficial ownership of securities of the Company entitling such person to 20% or more of the voting power of the Company, (2) a tender offer to acquire 20% or more of the voting power of the Company is completed, (3) a successful third party proxy solicitation is made relating to the election or removal of 50% or more of the members of the Board or any class of the Board, or (4) a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company occurs as a result of which the stockholders of the Company immediately prior to such transaction do not hold, immediately following such transaction, a majority of the voting power of the surviving, acquiring or resulting corporation.

The paragraphs below explain the impact on our executive compensation programs for named executive officers of various change in control and termination scenarios other than a termination that would trigger the benefits under the Change in Control Severance Agreements.

Annual Incentive Plan

The following is a summary of the terms of awards under our Annual Incentive Plan related to the treatment of awards upon termination of employment:

If a participant’s employment is terminated before the end of a plan year for reason of death, permanent disability, or normal or early retirement, the award will be calculated at the end of the plan year, based on their actual salary earned during the plan year, provided they were with the Company for at least six months during the plan year.

If a participant’s employment is terminated during the plan year for any other reason, no award will be paid for the plan year.

Stock Options

The following table summarizes the terms of awards under our incentive plans related to the treatment of stock options upon termination of employment or upon a change in control:

	Treatment of	Time to Exercise
Change in Control or Termination Event	Unvested Awards	Vested Awards

Change in Control	Awards Fully Vest*	Remainder of Term
Death	Awards Fully Vest	12 Months
Disability	Continued Vesting	Remainder of Term
Retirement (options granted prior to 2006)	Continued Vesting	Remainder of Term
Retirement (options granted after January 1, 2006)	Forfeiture	Remainder of Term
Other	Forfeiture	30 Days

*	Unless options are assumed or replaced by the successor company.

Performance Share Program

In the event of a change in control not followed by termination, or a participant terminates employment because of retirement, his or her performance share plan participation will be pro-rated based on the number of full months of employment during the cycle, divided by 36. Awards for retired participants are paid at the same time as awards are paid to active participants. On a change in control not followed by termination, awards are paid thirty days following the change in control event. If a participant terminates employment for any other reason, the current cycle’s incentive and any prior cycle’s incentive will be forfeited unless deemed otherwise by the Personnel and Compensation Committee.

Restricted Stock Award Program

During the restricted period, restricted stock will be forfeited upon a participant’s termination of employment. However, if the participant dies, becomes disabled or retires prior to the expiration of the applicable performance cycle, the amount of the participant’s restricted stock that is not subject to forfeiture at the end of the performance cycle will be pro-rated for the portion of the performance cycle completed by the participant prior to his death, disability or retirement and that amount will become vested at the end of the performance cycle. In the event of a change in control, all restrictions applicable to the restricted stock award will terminate fully.

Potential Termination Payments

The following table sets forth the potential payments upon a change in control and termination following a change of control, retirement, resignation or termination of the named executives as of December 31, 2010, the last business day of our 2010 fiscal year, assuming the change in control or termination event had taken place on December 31, 2010. The amounts shown include amounts earned through December 31, 2010, other than pension benefits, and are estimates of the amounts which would be paid out to the executives upon their termination following a termination event. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, and such amounts may be subject to re-negotiation at the time of actual termination. Estimated monthly pension benefits for named executives upon retirement or termination following a change in control are described at the end of this section. Any amounts paid following termination or a change in control may be delayed for up to six months to comply with provisions of Section 409A of the Internal Revenue Code.

On January 31, 2011, Dr. Mehrabian, Mr. Pichelli and Mr. Geveden agreed to modify the terms of the Change in Control Severance Agreement so that they conform to prevailing best practices. The changes are described in Compensation Discussion and Analysis under the heading “Change in Control Severance Agreements” beginning on page 36 of this Proxy Statement. For these three individuals, the calculations show the payments under the original agreement, which was in effect on December 31, 2010, and the new agreement, assuming such new agreement was in effect on December 31, 2010.

Robert Mehrabian

Original Agreement:

	Change
	in Control		Change		Retirement or
	(followed by		in Control		Voluntary
Type of Benefit	termination)		(no termination)		Termination(1)

Cash Severance	$5,562,000		—		—
Prorata Bonus Payment	$1,722,000		—		$1,765,100
Value of Unvested Stock Options	$65,800	(2)	—		$65,800	(2)
Value of Unvested Restricted Stock	$744,016	(3)	$744,016	(3)	$269,710	(4)
Value of Unpaid Performance Share Program Amounts	$3,577,192	(5)	$1,723,625	(6)	$1,692,838	(7)
Welfare Benefit Values	$33,261		—		—
Outplacement	$25,000		—		—
Excise Tax and Gross-Up Reimbursement	—		—		—
Payments Net of Pension Benefit	$11,729,270		$2,467,642		$3,793,448

New Agreement:

	Change
	in Control		Change		Retirement or
	(followed by		in Control		Voluntary
Type of Benefit	termination)		(no termination)		Termination(1)

Cash Severance	$6,076,000		—		—
Prorata Bonus Payment	$861,000		—		$1,765,100
Value of Unvested Stock Options	$65,800	(2)	—		$65,800	(2)
Value of Unvested Restricted Stock	$744,016	(3)	$744,016	(3)	$269,710	(4)
Value of Unpaid Performance Share Program Amounts	$3,577,192	(5)	$1,723,625	(6)	$1,692,838	(7)
Welfare Benefit Values	$33,261		—		—
Outplacement	$25,000		—		—
Excise Tax and Gross-Up Reimbursement	—		—		—
Payments Net of Pension Benefit	$11,382,270		$2,467,642		$3,793,448

John T. Kuelbs

	Change
	in Control		Change		Retirement or
	(followed by		in Control		Voluntary
Type of Benefit	termination)		(no termination)		Termination(1)

Cash Severance	$2,366,181		—		—
Prorata Bonus Payment	$528,872		—		$507,200
Value of Unvested Stock Options	$28,200	(2)	$28,200	(2)	$28,200	(2)
Value of Unvested Restricted Stock	$381,967	(3)	$381,967	(3)	$138,063	(4)
Value of Unpaid Performance Share Program Amounts	$1,536,110	(5)	$745,424	(6)	$732,242	(7)
Welfare Benefit Values	$32,829		—		—
Outplacement	$25,000		—		—
Excise Tax and Gross-Up Reimbursement	—		—		—
Payments Net of Pension Benefit	$4,899,160		$1,155,591		$1,405,705

Dale A. Schnittjer

	Change
	in Control		Change		Retirement or
	(followed by		in Control		Voluntary
Type of Benefit	termination)		(no termination)		Termination(1)

Cash Severance	$2,223,836		—		—
Prorata Bonus Payment	$473,534		—		$468,300
Value of Unvested Stock Options	$28,200	(2)	$28,200	(2)	$28,200	(2)
Value of Unvested Restricted Stock	$341,691	(3)	$341,691	(3)	$123,598	(4)
Value of Unpaid Performance Share Program Amounts	$1,384,435	(5)	$676,500	(6)	$664,660	(7)
Welfare Benefit Values	$32,532		—		—
Outplacement	$25,000		—		—
Excise Tax and Gross-Up Reimbursement	—		—		—
Payments Net of Pension Benefit	$4,519,228		$1,046,391		$1,284,757

Aldo Pichelli

Original Agreement:

	Change
	in Control		Change		Retirement or
	(followed by		in Control		Voluntary
Type of Benefit	termination)		(no termination)		Termination(1)

Cash Severance	$1,235,750		—		—
Prorata Bonus Payment	$461,250		—		$354,300
Value of Unvested Stock Options	$28,200	(2)	—		$28,200	(2)
Value of Unvested Restricted Stock	$330,347	(3)	$330,347	(3)	$120,390	(4)
Value of Unpaid Performance Share Program Amounts	$1,238,379	(5)	$548,790	(6)	$537,719	(7)
Welfare Benefit Values	$22,574		—		—
Outplacement	$15,000		—		—
Excise Tax Gross-up	$1,419,244		—		—
Payments Net of Pension Benefit	$4,750,743		$879,136		$1,040,608

New Agreement:

	Change
	in Control		Change		Retirement or
	(followed by		in Control		Voluntary
Type of Benefit	termination)		(no termination)		Termination(1)

Cash Severance	$1,280,702		—		—
Prorata Bonus Payment	$230,625		—		$354,300
Value of Unvested Stock Options	$28,200	(2)	—		$28,200	(2)
Value of Unvested Restricted Stock	$330,347	(3)	$330,347	(3)	$120,390	(4)
Value of Unpaid Performance Share Program Amounts	$1,238,379	(5)	$548,790	(6)	$537,719	(7)
Welfare Benefit Values	$22,574		—		—
Outplacement	$15,000		—		—
Reduction to Avoid Excise Tax	$(538,850)		—		—
Payments Net of Pension Benefit	$2,606,976		$879,136		$1,040,608

Rex D. Geveden

Original Agreement:

	Change
	in Control		Change		Retirement or
	(followed by		in Control		Voluntary
Type of Benefit	termination)		(no termination)		Termination(8)

Cash Severance	$1,064,954		—		—
Prorata Bonus Payment	$391,172		—		—
Value of Unvested Stock Options	$22,260	(2)	—		—
Value of Unvested Restricted Stock	$280,924	(3)	$280,924	(3)	—
Value of Unpaid Performance Share Program Amounts	$809,992	(5)	$342,124	(6)	—
Welfare Benefit Values	$34,759		—		—
Outplacement	$15,000		—		—
Excise Tax Gross-up	$893,655
Payments Net of Pension Benefit	$3,521,089		$623,048		—

New Agreement:

	Change
	in Control		Change		Retirement or
	(followed by		in Control		Voluntary
Type of Benefit	termination)		(no termination)		Termination(8)

Cash Severance	$1,108,454		—		—
Prorata Bonus Payment	$195,586		—		—
Value of Unvested Stock Options	$22,260	(2)	—		—
Value of Unvested Restricted Stock	$280,924	(3)	$280,924	(3)	—
Value of Unpaid Performance Share Program Amounts	$809,992	(5)	$342,124	(6)	—
Welfare Benefit Values	$34,759		—		—
Outplacement	$15,000		—		—
Excise Tax and Gross-Up Reimbursement	—		—		—
Payments	$2,467,275		$623,048		—

(1)	The payouts under retirement and voluntary termination scenarios are the same because Dr. Mehrabian, Mr. Kuelbs, Mr. Schnittjer and Mr. Pichelli are retirement eligible on December 31, 2010.

(2)	Represents the number of all unvested stock options as of December 31, 2010, multiplied by $43.97, the closing price of our common stock on December 31, 2010, less the aggregate exercise price of the unvested stock options.

(3)	Represents the number of shares of restricted stock granted in 2008, 2009 and 2010 multiplied by $43.97, the closing price of our common stock on December 31, 2010.

(4)	Represents the present value of unvested restricted stock granted in 2008, 2009 and 2010 (based on the closing price of our common stock on December 31, 2010) pro-rated for the portion of the performance period completed by the named executive prior to retirement or termination. Assumes goals are met at 100% of performance targets, except for the 2008 restricted stock award, which was awarded at 81.1% of target. Actual payment of the stock award is not made until after the completion of the performance period.

(5)	Represents the sum of (a) cash and shares payable under the final installment of our 2006-2008 performance cycle (payable in 2011) and (b) cash and shares payable under the 2009-2011 performance cycle assuming applicable goals are met at the maximum performance targets. In each case shares are valued at $43.97, the closing price of our common stock on December 31, 2010.

(6)	Represents the sum of (a) the cash and shares payable under the final installment of our 2006-2008 performance cycle (payable in 2011) and (b) the cash and shares payable under the 2009-2011 PSP award, pro-rated for the portion of the performance cycle completed prior to the change in control event (assuming goals are met at 100% of performance targets). In each case shares are valued at $43.97, the closing price of our common stock on December 31, 2010.

(7)	Represents the sum of (a) the present value of cash and shares payable under the final installment of our 2006-2008 performance cycle (payable in 2011) and (b) the present value of cash and shares payable under the 2009-2011 PSP award, pro-rated for the portion of the performance cycle completed prior to retirement or termination (assuming goals are met at 100% of performance targets). In each case shares are valued at $43.97, the closing price of our common stock on December 31, 2010. Actual payment of the PSP amounts is made at the same time payment is made to active participants.

(8)	Mr. Geveden is not eligible for early retirement, if applicable, until he turns 55.

The following table sets forth each named executive’s monthly pension benefit under the Teledyne Pension Plan and the Teledyne Benefit Restoration/Pension Equalization Plan assuming a change of control had taken place on December 31, 2010, and assuming each named executive had elected payment in the form of a single life annuity. The table shows the monthly payment the named executive would receive without a change in control and the additional amounts, if any, that result from a change in control. Since he was hired after January 1, 2004, Mr. Geveden does not participate in Teledyne’s defined benefit pension plan.

			Benefit		Total Monthly
		Additional	Restoration/	Additional	Payment
	Teledyne	Amounts	Pension	Amounts	following a
	Pension Plan	Resulting from	Equalization	Resulting from	Change in
	Benefit as of	Change in	Plan Benefit as	Change in	Control as of
	12/31/10	Control	of 12/31/10	Control	12/31/10

Robert Mehrabian(1)	$3,194	—	$26,517	—	$29,711
Dale Schnittjer	$10,595	—	$25,497	—	$36,092
John Kuelbs	$3,243	—	$8,903	—	$12,146
Aldo Pichelli	$7,070	$1,578	$11,501	$2,567	$22,716

(1)	In addition, the annual pension benefit payable to Dr. Mehrabian under the supplemental pension arrangement contained in his employment agreement following termination from employment at December 31, 2010 (for reason other than for cause) would be $35,875 payable monthly for 10 years.

CERTAIN TRANSACTIONS

Indemnification Agreements

Effective April 22, 2009, the Company entered into individual Indemnification Agreements with our directors and certain officers and executives of Teledyne, including the named executive officers. A total of 25 persons have such agreements. The Indemnification Agreements provide the directors and executives who are parties to the agreements with a stand-alone contractual right to indemnification and expense advancement to the greatest extent allowable under Delaware law. The agreements continue until the later of (i) 10 years after the indemnitee ceases to serve as a director or officer, and (ii) one year following the final termination of any proceeding subject to the agreement.

Certain Relationships

The Bank of New York Mellon Corporation.  Doctors von Schack and Mehrabian are directors of The Bank of New York Mellon Corporation. On February 8, 2011, Dr. Mehrabian notified The Bank of New York Mellon Corporation that he plans to retire as a director on April 12, 2011. The Bank of New York Mellon Corporation is the successor to Mellon Financial Corporation following its merger with The Bank of New York in 2007. Mr. Cahouet had served as Chairman, President and Chief Executive Officer of Mellon Financial Corporation and Mellon Bank, N.A., having retired on December 31, 1998. Mr. Cahouet ceased being a director of Mellon Financial Corporation on April 18, 2000. We maintain various arms-length banking relationships with The Bank of New York Mellon Corporation. In 2010, the Bank of New York Mellon Corporation was one of 13 lenders under our $590 million credit facility, having committed to lend up to $90 million under the facility. On February 25, 2011, we entered into a new $550 million credit facility under which The Bank of New York Mellon Corporation is one of 12 lenders, having committed to lend up to $45 million. The Bank of New York Mellon Corporation also provides cash management services, serves as trustee for the Teledyne Technologies Incorporated Pension Plan and, through its subsidiaries and affiliates, provides asset management and transition management services for the Pension Plan. Mellon Investor Services LLC, dba BNY Mellon Shareowner Services, serves as our transfer agent and registrar and also handles administration of our stock options and serves as a proxy solicitor for the matters being considered at our 2011 Annual Meeting. Notwithstanding these relationships, our Board of Directors has determined that Mr. Cahouet and Dr. von Schack are “independent,” within the meaning of the rules of the New York Stock Exchange, and are able to serve on Audit Committee and Nominating and Governance Committee of Teledyne’s Board of Directors, in the case of Mr. Cahouet, and on Personnel and Compensation Committee and Nominating and Governance Committee of Teledyne’s Board of Directors, in the case of Dr. von Schack.

Science Applications International Corporation (“SAIC”).  In 2010, SAIC purchased approximately $6.0 million of products and services from Teledyne Brown Engineering, Inc., a wholly-owned subsidiary of Teledyne (“TBE”). In addition, TBE purchased approximately $1.1 million in products and services from SAIC. In addition, other Teledyne subsidiaries sold approximately $1.8 million of products and services to SAIC. These arms-length negotiated transactions constitute less than 1% of the annual revenues of either Teledyne or SAIC. Mr. Dahlberg was the Chairman of the Board of SAIC until June 2010 and, until September 2009, was the chief executive officer of SAIC. Notwithstanding these relationships, and given the fact that Mr. Dahlberg owns less than 1% of the capital stock of SAIC, our Board of Directors has determined that Mr. Dahlberg is “independent,” within the meaning of the rules of the New York Stock Exchange, and able to serve on the Audit Committee and the Personnel and Compensation Committee of Teledyne’s Board of Directors.

The following relationships should not be deemed to include transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

Policies and Procedures for Reviewing Related Party Transactions

Our Board has adopted a Related Party Transaction Policy that applies to executive officers, directors, family members of executive officers and directors, stockholders owning in excess of five percent of the company’s stock, and affiliates of the foregoing. Under this policy, any related party transaction requires the approval or ratification of the Nominating and Governance Committee. Related party transactions in which the aggregate amount involved is expected to be less than $3 million in any fiscal year can also be approved by Chair of the Nominating and Governance Committee and transactions in which the aggregate amount involved is expected to be less than $1 million in any fiscal year can be approved by the General Counsel of the company. The Policy defines a related party transaction as a transaction between the company and any related party in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the company or a subsidiary of the company is a party or participant and (3) a related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In determining whether to approve or ratify a related party transaction, the Nominating and Governance Committee may take into account, among other factors it deems appropriate, whether the related party transaction involves products or services of a nature, quantity or quality that are not readily available from alternative sources, whether the related party transaction is on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally, and the extent of the related party’s interest in the transaction. The Nominating and Governance Committee has determined that certain types of transactions, to the extent they constitute related party transactions, shall be deemed to be pre-approved or ratified. These transactions include executive and director compensation, a transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10 percent of that company’s stock, and any transaction with another company at which a related party is an executive officer or a beneficial owner of 10 percent or more of that company’s stock if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of that company’s total annual revenues, and any charitable contribution, grant or endowment by the company to a charitable organization, foundation or university at which a related party’s only relationship is an employee or a director if the aggregate amount involved does not exceed the lesser of $100,000 or 2 percent of the charitable organization’s total annual receipts.

The full text of the Related Party Transaction Policy can be viewed on our website, www.teledyne.com under “Corporate Information — Governance”.

OTHER INFORMATION

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K, without exhibits, can be obtained without charge from the Executive Vice President, General Counsel and Secretary, at Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360, or telephone (805) 373-4545. You also may view a copy of the Form 10-K electronically by accessing our website www.teledyne.com. Additionally, in accordance with rules issued by the Securities and Exchange Commission, you may access our 2010 Annual Report at www.teledyne.com/2011annualmeeting, which does not have “cookies” that identify visitors to the site.

2012 Annual Meeting and Stockholder Proposals

Under Rule 14a-8 of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the 2012 Annual Meeting of Stockholders must be received no later than November 18, 2011, for inclusion in the Proxy Statement and proxy card for that meeting. In addition, our Restated Certificate of Incorporation provides that in order for nominations or other business to be properly brought before an Annual Meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 75 days and not more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting which, in the case of the 2012 Annual Meeting of Stockholders, would be no earlier than January 27, 2012 and no later than February 11, 2012. If, however, the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, to be timely, notice by the stockholder must be so delivered not earlier than the 90th day prior to such Annual Meeting and not later than the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Restated Certificate of Incorporation also requires that such notice contain certain additional information. Copies of the Restated Certificate of Incorporation can be obtained without charge from the Executive Vice President, General Counsel and Secretary.

Proxy Solicitation

We pay the cost of preparing, assembling and mailing this proxy-soliciting material. We will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to our beneficial stockholders whose stock is registered in the nominee’s name.

We have engaged Mellon Investor Services LLC, dba BNY Mellon Shareowner Services, to help solicit proxies at a cost of $6,500. Our employees may solicit proxies for no additional compensation.

Householding of Proxy Material

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker or direct your written request to John T. Kuelbs, Executive Vice President, General Counsel and Secretary, Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360. Any stockholder who currently receives multiple copies of the Proxy Statement at his, her or its address and would like to request “householding” of any communications should contact his, her or its broker.

Electronic Access to Proxy Materials and Annual Report

Stockholders can elect to view future Proxy Statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save us the cost of producing and mailing these documents. You will be responsible for any costs normally associated with electronic access, such as usage and telephonic charges.

Registered stockholders who have access to the Internet and agree to receive future annual reports and other proxy materials by accessing our web site (www.teledyne.com) should provide their valid email addresses to our transfer agent, Mellon Investor Services LLC, dba BNY Mellon Shareowner Services, at the agent’s website www.melloninvestor.com/isd. If you hold your common stock in nominee name (such as through a broker), check the information provided by your nominee for instructions on how to elect to view future Proxy Statements and annual reports over the Internet. Stockholders who choose to view future Proxy Statements and annual reports over the Internet will receive instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings. Additionally, in accordance with rules issued by the Securities and Exchange Commission, you may access our 2010 Annual Report and this Proxy Statement at www.teledyne.com/2011annualmeeting, which does not have “cookies” that identify visitors to the site.

If you enroll to view our future annual report and Proxy Statement electronically and vote your proxy over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, registered stockholders should access www.melloninvestor.com/isd and follow the instructions to cancel your enrollment. If you hold your stock in nominee name, check the information provided by your nominee holder for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or Proxy Statement, please write to John T. Kuelbs, Executive Vice President, General Counsel and Secretary, Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360.

By Order of the Board of Directors,
John T. Kuelbs
Executive Vice President, General Counsel
and Secretary

March 8, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

INTERNET
http://www.proxyvoting.com/tdy
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
92216
▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3 AND “1 YEAR” FOR ITEM 4.	Please mark your votes as indicated in this example	☒

ITEM 1.	ELECTION OF 3	FOR	WITHHOLD	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
	CLASS III DIRECTORS	ALL	FOR ALL

Nominees:

01 Roxanne S. Austin 02 Frank V. Cahouet 03 Kenneth C. Dahlberg		☐	☐	☐	ITEM 2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

					ITEM 3.	APPROVAL OF NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR 1 YEAR
						1 YEAR	2 YEARS	3 YEARS	ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					ITEM 4.	TO RECOMMEND, BY NONBINDING VOTE, ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTES ☐	☐	☐	☐

*Exceptions							WILL
ATTEND
						If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.	☐

Mark Here for Address Change or Comments SEE REVERSE	☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Teledyne Technologies Incorporated account online.
Access your Teledyne Technologies Incorporated account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Teledyne Technologies Incorporated, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http:// www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.teledyne.com/2011annualmeeting
▼ FOLD AND DETACH HERE ▼
PROXY
TELEDYNE TECHNOLOGIES INCORPORATED
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON APRIL 27, 2011
     The undersigned hereby appoints Dale A. Schnittjer, John T. Kuelbs and Melanie S. Cibik and each of them, proxiesand attorneys-in-fact, with power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Teledyne Technologies Incorporated to be held on April 27, 2011, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned, and upon all such other matters that may properly be brought before the meeting, as to which the undersigned hereby confers discretionary authority to vote upon said proxies. Without otherwise limiting the general authorization given hereby, said proxies and attorneys-in-fact are instructed to vote as follows:

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	92216

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
For Plan shares, internet and telephone voting is available through 11:59 PM Eastern Time on April 22, 2011.

INTERNET
http://www.proxyvoting.com/tdy-401k
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
92232-bl
▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3 AND “1 YEAR” FOR ITEM 4.	Please mark your votes as indicated in this example	☒

ITEM 1.	ELECTION OF 3	FOR	WITHHOLD	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
	CLASS III DIRECTORS	ALL	FOR ALL

Nominees:

01 Roxanne S. Austin 02 Frank V. Cahouet 03 Kenneth C. Dahlberg		☐	☐	☐	ITEM 2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

					ITEM 3.	APPROVAL OF NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR 1 YEAR
						1 YEAR	2 YEARS	3 YEARS	ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					ITEM 4.	TO RECOMMEND, BY NONBINDING VOTE, ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTES ☐	☐	☐	☐

*Exceptions							WILL
ATTEND
						If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.	☐

Mark Here for Address Change or Comments SEE REVERSE	☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

1049 Camino Dos Rios Thous and Oaks, California 91360
TELEDYNE TECHNOLOGIES INCORPORATED 401(k) PLAN
As a Plan participant, you have the right to direct the Plan Trustee how to vote the shares of Teledyne Technologies Incorporated Common Stock that are allocated to your Plan account and shown on the attached voting instruction card. The Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements.
You may vote by telephone, by Internet or by completing, signing and returning the voting instruction card (below). A postage-paid return envelope is enclosed.
The Trustee must receive your voting instructions by April 22, 2011. If the Trustee does not receive your instructions by April 22, 2011, your shares will not be voted.
You will receive a separate set of proxy solicitation materials for any shares of Common Stock you own other than your Plan shares. Your non-plan shares must be voted separately from your Plan Shares.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.teledyne.com/2011annualmeeting
▼ FOLD AND DETACH HERE ▼
TELEDYNE TECHNOLOGIES INCORPORATED
VOTING INSTRUCTION CARD FOR 2011 ANNUAL MEETING
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TELEDYNE TECHNOLOGIES INCORPORATED
TELEDYNE TECHNOLOGIES INCORPORATED 401(k) PLAN
     The undersigned hereby directs the Trustee of the above Plan to vote the full number of shares of Common Stock allocated to the account of the undersigned under the Plan at the Annual Meeting of Stockholders of Teledyne Technologies Incorporated on April 27, 2011, and at any adjournments thereof, upon the matters set forth on the reverse of this care and, in its discretion, upon such other matters as may properly come before the meeting.
PLAN PARTICIPANTS MAY VOTE BY TOLL-FREE TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. ALTERNATIVELY, PARTICIPANTS MAY VOTE BY COMPLETING, DATING AND SIGNING THIS CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
IF YOU WISH TO USE THIS CARD TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	92232-bl